UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

THE PHOENIX COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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One American Row
Hartford, CT 06102

March 14, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Thursday, April 27, 2006 at 10 a.m. Eastern time at our offices at One American Row, Hartford, Connecticut.

The notice of Annual Meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, I also will report on the progress of the company during the past year and answer your questions.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the meeting, I urge you to complete, date and sign the enclosed proxy card and return it in the postage-paid envelope provided, or vote by proxy via the Internet or telephone, as promptly as possible.

Thank you.

Yours truly,

Dona D. Young
Chairman, President and Chief Executive Officer

THE PHOENIX COMPANIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

One American Row
Hartford, Connecticut 06102
March 14, 2006
To Our Shareholders:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE PHOENIX COMPANIES, INC. will be held at our offices at One American Row, Hartford, Connecticut, on Thursday, April 27, 2006 at 10 a.m. Eastern time to consider and act upon the following matters:

1.	election of four directors to serve until the 2009 annual meeting of shareholders;

2.	ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	consideration of such other business as may properly come before the meeting.
      Shareholders of record at the close of business on February 28, 2006 are entitled to notice of, and to vote at, the meeting and any postponement or adjournment thereof. To enter the meeting, all shareholders will be asked to present both a valid picture identification and a valid admission ticket or proxy card.
      If you do not attend the meeting, you may listen to it via the Internet. You can access the live audio by going to our Web site, www.phoenixwealthmanagement.com. A replay will be available until May 11, 2006.
      Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote by submitting your proxy via the Internet, telephone or mail. If you are a registered shareholder and attend the meeting after submitting a proxy, you may revoke the proxy prior to its exercise at the meeting and vote your shares in person by following the instructions in the accompanying proxy statement. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy.

By Order of the Board of Directors,

John H. Beers
Secretary

PROXY STATEMENT
THE PHOENIX COMPANIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
April 27, 2006
GENERAL INFORMATION
      This proxy statement is being provided to the shareholders of The Phoenix Companies, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 27, 2006, at 10 a.m. Eastern time, at One American Row, Hartford, Connecticut 06102, and at any adjournment of that meeting. The notice of meeting, this proxy statement and the accompanying proxy are being sent to shareholders beginning on or about March 14, 2006.
      The Company will pay the expenses of this proxy solicitation. Depending upon the response to the initial solicitation, proxies may be solicited in person or by mail, telephone, electronic mail or facsimile by employees of the Company. The Company has retained Morrow and Company, Inc. to assist in the solicitation at a total estimated cost of $5,000 plus reimbursement of certain expenses. The Company will, upon request, also reimburse banks, brokers and other nominees for providing proxy materials to beneficial owners.
WHAT AM I VOTING ON?
      You will be voting on the following:

•	election of four members of the Board of Directors; and
•	ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the year ending December 31, 2006.
      The Company recommends a vote FOR both proposals.
      You also may vote on any other business properly coming before the meeting.
WHO IS ENTITLED TO VOTE?
      You may vote if you owned shares of the Company’s common stock (“Common Stock”) as of the close of business on February 28, 2006 (the “Record Date”). Each share of Common Stock entitles the owner to one vote. As of the Record Date, we had 112,550,278 shares of Common Stock outstanding.
HOW DO I VOTE BEFORE THE MEETING?
      If you are a registered shareholder, meaning that you hold your shares in certificated form or through an account with our transfer agent, The Bank of New York, you have three options for voting before the meeting:

•	via the Internet, at the address shown on the enclosed proxy card;
•	by telephone, through the number shown on the proxy card; or
•	by mail, by completing, signing, and returning the proxy card.
      If you hold your shares through an account with a bank, broker or other registered holder, you are considered the beneficial owner of shares held in “street name” and you may direct your bank, broker or other registered holder on how to vote your shares by following the directions provided by it.
MAY I VOTE AT THE MEETING?
      Registered shareholders may vote in person at the Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from the bank, broker or other registered holder authorizing you to vote at the Annual Meeting. A legal proxy is an authorization from your bank, broker or other registered holder to vote the shares held in its name for your benefit.

MAY I CHANGE MY MIND AFTER I VOTE?
      If you are a registered shareholder, you may revoke your proxy before it is exercised by:

•	voting in person at the Annual Meeting at any time before the polls close at the conclusion of the meeting;
•	voting again via the Internet or telephone prior to 11:59 p.m. Eastern time on April 26, 2006; or
•	signing another proxy card with a later date and returning it to the Company prior to the Annual Meeting.
      If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other registered shareholder. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.
      All shares that have been properly voted and not revoked will be voted at the Annual Meeting.
WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
      Proxies that are signed and returned but do not contain instructions will be voted:

•	FOR the election of all of the nominees for director named on page 14 of this proxy statement;
•	FOR the ratification of PwC as the independent registered public accounting firm of the Company for 2006; and
•	according to the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD OR INSTRUCTION FORM?
      It means that you have multiple accounts with our transfer agent and/or banks, brokers or other registered shareholders. Please vote all of your shares. If you would like information on consolidating your accounts, please contact Phoenix Shareholder Services at 800.524.4458 or at www.stockbny.com. (We have included this and other Web site addresses here and elsewhere in this proxy statement only as inactive textual references. The information contained on these Web sites is not intended to be part of this proxy statement and is not incorporated by reference into this proxy statement.)
HOW WILL SHARES HELD IN THE PHOENIX COMPANIES, INC. COMMON STOCK FUND (THE “FUND”) BE VOTED?
      This proxy is being used to solicit voting instructions with respect to shares of Common Stock held in the Fund by Fidelity Management Trust Company (“Fidelity”), the trustee of the Company’s Savings and Investment Plan, Agent Savings and Investment Plan and Agent Pension Plan (collectively, the “Plans”). These shares are held of record and voted by Fidelity. If you are a participant in any of the Plans and have an account balance in the Fund, you may direct Fidelity as to how to vote the shares of Common Stock attributable to the units of the Fund credited to your individual account through any of the three options described above under How do I vote before the meeting? Voting instructions for these shares must be received by 11:59 p.m. Eastern time on April 24, 2006 to allow sufficient time to process voting instructions and vote on behalf of the Fund shares.
WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY OR INSTRUCTION FORM?
      If you are a registered shareholder and do not provide a proxy, your shares will not be voted unless you attend the Annual Meeting and cast your vote. If you hold shares in “street name” (through an account with a bank, broker or other registered holder), they may be voted with respect to certain routine matters, even if you do not provide voting instructions on your instruction form. Under New York Stock Exchange rules (the “NYSE rules”), the election of directors and the ratification of PwC as the Company’s independent registered public accounting firm for 2006 are considered routine matters for which brokerage firms may vote without specific instructions.
      If you hold shares through the Fund and voting instructions for the shares attributable to your account are not received by 11:59 p.m. Eastern time on April 24, 2006, these shares will be voted in the same proportion as the voting instructions received on a timely basis from other participants in the same Plan(s).
WHO MAY ATTEND THE MEETING?
      The Annual Meeting is open only to persons who owned the Common Stock as of the Record Date. To attend the meeting, you will need to bring a valid picture identification and an admission ticket or proxy card. If your shares are registered in your name and you received your proxy materials by mail, your admission ticket is attached to your proxy card. If your shares are registered in your name and you received your proxy materials electronically via the Internet, you will need to click on “I plan to attend the Annual Meeting” after you vote to receive your ticket by mail. If you are a beneficial owner of shares, you will need to contact your bank, broker or other registered shareholder to request a legal proxy, which will serve as your admission ticket. If you do not have a valid picture identification and an admission ticket, you may not be admitted to the meeting.
HOW DO I GET TO THE MEETING?
      Directions to the Annual Meeting at our offices at One American Row in Hartford are available on our Web site, www.phoenixwealthmanagement.com in the Investor Relations section.
CAN I LISTEN TO THE MEETING VIA THE INTERNET?
      You can listen to the Annual Meeting live over our Web site, www.phoenixwealthmanagement.com in the Investor Relations section, by clicking on the Annual Meeting icon. A replay will be available on the Web site until May 11, 2006.
MAY SHAREHOLDERS ASK QUESTIONS AT THE MEETING?
      Yes. Representatives of the Company will answer shareholders’ questions of general interest at the end of the meeting.
HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?
      In order for us to conduct our Annual Meeting, holders of one-third of our shares of Common Stock outstanding as of the Record Date must be present in person or by proxy at the meeting. This is referred to as a quorum. You are counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. A “broker non-vote” occurs when a bank, broker or other registered shareholder holding shares for a beneficial owner does not vote on a particular proposal because such holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
HOW MANY VOTES ARE NEEDED TO APPROVE THE COMPANY’S PROPOSALS?
      To be re-elected as a director, each nominee must receive the most votes cast with respect to his or her position. This number is called a “plurality.” Shares not voted will have no impact on the election of directors. Each proxy received will be voted FOR ALL of the nominees for director, unless the proxy is otherwise marked.
      Ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2006 requires that a majority of the votes represented at the Annual Meeting be voted FOR the proposal. If you vote to ABSTAIN with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum but the abstention will have the same effect as a vote AGAINST the proposal.
WHY DID MY FAMILY RECEIVE ONLY ONE COPY OF THIS PROXY STATEMENT?
      Unless separate copies were previously requested, we sent only one copy of this proxy statement and the annual report to households in which multiple shareholders share the same address, a procedure called “householding.” This reduces our printing costs and benefits the environment. If you would like to receive separate copies of this proxy statement, information statements and the annual report, or wish to receive separate copies of these documents in the future, please contact Phoenix Shareholder Services by calling 800.524.4458, writing to The Bank of New York, Investor Services Department, P.O. Box 11258, New York, NY 10286-1258, or going to the Bank of New York Web site, www.stockbny.com.
      If you are eligible for householding, or hold stock in more than one account and wish to receive only a single copy of proxy statements, information statements and annual reports for your household, please contact Phoenix Shareholder Services as indicated above.
HOW MANY DIRECTORS DO YOU HAVE? HOW MANY ARE INDEPENDENT?
      Our Board of Directors currently has 13 members, all of whom are independent under the NYSE rules, except the chairman, Mrs. Dona D. Young, who is also our president and chief executive officer.

WHERE CAN I LEARN MORE ABOUT THE BOARD’S ACTIVITIES?
      Please turn to page 5 of this proxy statement.
WHO CAN ANSWER MY QUESTIONS?
      If you have questions about this proxy statement or the Annual Meeting, please call Phoenix Investor Relations at 860.403.7100. If you have questions about your shares or status as a shareholder, please call Phoenix Shareholder Services at 800.524.4458.
HOW CAN I GET ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS?
      Simply log on to the Web site www.giveconsent.com/pnx and follow the instructions.
      Electronic delivery saves the Company a significant portion of the costs associated with printing and mailing the annual meeting materials. The Company also believes that shareholders will find this service convenient and useful. By providing the appropriate information when you vote by proxy via the Internet, you can consent to receive future proxy materials and/or annual reports electronically. If you consent and the Company elects to deliver future proxy materials and/or annual reports to you electronically, the Company will send you a notice by electronic mail explaining how to access these materials. From then on, we will usually not send you paper copies of these materials unless you request them, although we may choose to send one or more items to you in paper form despite your consent to receive them electronically. If you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual reports. Your consent will be effective until you revoke it by terminating your registration at the Web site www.giveconsent.com/pnx.

CORPORATE GOVERNANCE
      Our Board of Directors (the “Board”) is responsible for providing effective governance over the Company’s affairs. Our corporate governance practices are designed to align the interests of the Board and management with those of shareholders and to promote honesty and integrity. Highlights of our corporate governance practices are described below. More information about corporate governance may be found on our Web site at www.phoenixwealthmanagement.com in the Investor Relations section under the heading “Corporate Governance.”
      In 2005, the Board amended our Corporate Governance Principles, which outline our corporate governance policies and procedures. These principles, which embody many of our long-standing practices and incorporate current corporate governance best practices, are available on our Web site identified above. Copies may also be obtained by contacting our Corporate Secretary at one of the addresses listed under Shareholder Communications on page 10. Portions of these Corporate Governance Principles are discussed below.
Director Qualifications and Independence
      A majority of the directors of the Board must meet the criteria for independence established by the Board in accordance with the NYSE rules. Under these rules, a director will not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company. As permitted by the NYSE rules, the Governance Committee has recommended, and the Board has adopted, a set of categorical standards (the “Categorical Independence Standards”) to assist the Board in making independence determinations. These Categorical Independence Standards are included as Exhibit A to this proxy statement and may also be found on the Company’s Web site identified above. Copies may also be obtained by contacting our Corporate Secretary at one of the addresses listed under Shareholder Communications on page 10.
      In February 2006, the Governance Committee and the Board evaluated the relationships of each director, his or her immediate family members and certain entities with which any director is associated, with the Company and its subsidiaries. As a result of this evaluation, the Governance Committee has recommended, and the Board has affirmatively determined, that all members of the Board other than the chairman, who is a Company employee, including all directors standing for election, are independent under both the Categorical Independence Standards and the NYSE rules.
Executive Sessions of the Board
      As provided in the Corporate Governance Principles, the non-management directors of the Company meet in executive session at each regular Board meeting. The non-management chair of the Executive Committee of the Board, currently Mr. Sal H. Alfiero, presides at these meetings.
Board Attendance and Annual Meeting Policy
      Directors are expected to attend the Company’s annual meetings of shareholders, board meetings and meetings of the committees on which they serve. In 2005, there were six meetings of the Board. Each of the directors attended at least 75 percent of the meetings of the Board and committees on which he or she served, with the exception of Mr. Thomas S. Johnson. Mr. Johnson did attend more than 75 percent of the meetings of the Audit Committee, of which he is chair, and attended 70 percent of the Board meetings and meetings of other committees on which he served. In addition, all members of the Board attended the 2005 annual meeting of shareholders.
Board Committee Membership and Meetings
      There are currently five committees of the Board that perform its essential functions. Three of these are standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Board has created two additional committees by resolution: the Finance Committee and the Governance Committee. Only directors who are not current or former employees of the Company or its affiliates (“Non-employee Directors”) may be members of the Audit Committee, the Compensation Committee or the Governance Committee. Members of these three committees must also meet certain other independence standards, including those of the NYSE. The Board has determined that all of its Non-employee Directors are independent under both the Categorical Independence Standards and the NYSE rules. The Audit, Compensation and Governance Committees have authority to retain advisors to help fulfill their responsibilities.
      In addition to the committees established by the Board of the Company, the board of the Company’s subsidiary, Phoenix Life Insurance Company (“Phoenix Life”), has established the Policyholder Affairs Committee, the responsibilities of which include oversight of the closed block of insurance contracts created when Phoenix Life demutualized in 2001. (See Ownership of Common Stock on page 11 for a further description of the demutualization.) The members of this committee are also members of the Board of the Company.

Committees of the Board
      The current Board committees, their responsibilities, their membership and their number of meetings in 2005 follow. The descriptions are merely summaries; each is subject to additional details and qualifications imposed by applicable law, the Company’s certificate of incorporation, the committees’ respective charters and resolutions of our Board. The Audit Committee, Compensation Committee, Finance Committee and Governance Committee charters may be found on the Company’s Web site at www.phoenixwealthmanagement.com in the Investor Relations section. Copies of these charters may also be obtained by contacting our Corporate Secretary at one of the addresses listed under Shareholder Communications on page 10. The chair of each committee is listed with an asterisk.

AUDIT COMMITTEE

Responsibilities	Members	Number of 2005 Meetings

   •     Recommending to the Board the selection of the Company’s independent registered public accounting firm
   •     Reviewing the scope, plans and results relating to the Company’s internal and external audits and financial statements
   •     Reviewing the Company’s financial condition
   •     Reviewing the quality and integrity of the Company’s financial reporting processes and procedures
   •     Reviewing the Company’s significant business and financial risks and exposures and evaluating the adequacy of the Company’s internal controls in connection with such risks and exposures
   •     Reviewing the Company’s policies on ethical business conduct and
monitoring its compliance with those policies	Thomas S. Johnson * Martin N. Baily Jean S. Blackwell Arthur P. Byrne John E. Haire Jerry J. Jasinowski	10

In February 2006, the Board determined that none of the Audit Committee members had any relationship to the Company that might interfere with the exercise of his or her independence from management and the Company. In particular, the Board determined that each member is independent under both the NYSE rules and applicable requirements of the federal securities laws. Additionally, Mr. Thomas S. Johnson, the committee’s chair, was determined by the Board, based on his education and experience, to be an audit committee financial expert, as defined by applicable federal securities law.
    See also the Audit Committee Report beginning on page 17 for a discussion of the Audit Committee’s oversight responsibilities.

COMPENSATION COMMITTEE

Responsibilities	Members	Number of 2005 Meetings

   •     Evaluating the targeted compensation of the chief executive officer, “key executives” (officers at the level of executive vice president and above and other employees expected to earn as much as the lowest paid executive vice president) and senior vice presidents
   •     Reviewing and recommending to the independent members of the Board for approval the compensation of the chief executive officer
   •     Reviewing and, with respect to certain senior officers, approving base salary levels, incentive compensation opportunities and incentive awards
   •     Reviewing and approving benefits for key executives under plans exempt from ERISA
   •     Reviewing and recommending compensation of the members of the Board
   •     Overseeing the granting of stock options, restricted stock units and other equity-based compensation
• Reviewing and approving the annual compensation programs for all employees	Sanford Cloud, Jr. * Sal H. Alfiero Peter C. Browning Ann Maynard Gray John E. Haire Thomas S. Johnson	8

See also the Compensation Committee Report beginning on page 18 for further details regarding the functions of the Compensation Committee.

EXECUTIVE COMMITTEE

Responsibilities	Members	Number of 2005 Meetings

• Exercising the powers and authority of the Board with respect to overseeing the Company’s property, affairs and businesses during periods between meetings of the Board	Sal H. Alfiero * Peter C. Browning Sanford Cloud, Jr. Jerry J. Jasinowski Thomas S. Johnson Dona D. Young	3

FINANCE COMMITTEE

Responsibilities	Members	Number of 2005 Meetings

   •     Exercising the authority of the Board with respect to the Company’s financial and investment policies

   •     Establishing and exercising general supervision over the investment policies and programs of the Company and authorizing the issuance of debt and the establishment of financing arrangements (other than through the issuance of stock)

   •     Exercising general supervision over the disposition of Company subsidiaries and of material assets

   •     Reviewing the Company’s and its major subsidiaries’ policies and positions regarding interest rate risk, liquidity management, counterparty risk,
derivative usage and foreign exchange risk	Jerry J. Jasinowski * Martin N. Baily Jean S. Blackwell Arthur P. Byrne Gordon J. Davis John H. Forsgren, Jr.	5

GOVERNANCE COMMITTEE

Responsibilities	Members	Number of 2005 Meetings

   •     Assisting the Board, in conjunction with the Audit Committee, in fulfilling its responsibilities with respect to overseeing the Company’s policies, practices and procedures relating to risks and risk management

   •     Presenting qualified candidates to the Board for election as directors

   •     Reviewing the committee structure of the Board

   •     Making recommendations to the Board with respect to matters of corporate governance

   •     Exercising the authority of the Board with respect to matters relating to the interests of the Company’s shareholders or to the Company’s relationships to the community at large, including: charitable contributions; government affairs and public relations; employee voluntary participation in community
affairs; and philanthropic programs	Peter C. Browning * Sal H. Alfiero Sanford Cloud, Jr. Gordon J. Davis John H. Forsgren, Jr. Ann Maynard Gray	7

Director Compensation
      In 2005, the compensation for each Non-employee Director generally consisted of the following:

•	base compensation in the amount of $60,000, of which $45,000 was paid in restricted stock units (“RSUs”) under the Company’s 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan approved by the shareholders. The remaining $15,000 and the attendance fees summarized below were received, at the discretion of each director, in cash or deferred through RSUs or other specified investment alternatives; and

•	attendance fees in the amount of:

–	$1,500 for each Board and committee meeting attended (including meetings of the Phoenix Life Policyholder Affairs Committee);

–	$3,500 for each chair of a Board committee (and for the chair of the Phoenix Life Policyholder Affairs Committee) for each committee meeting chaired by such director; and

–	$3,500 for the chair of the Executive Committee for each executive session of the Board chaired by such director.
      Each director’s RSUs will convert into shares of Common Stock following termination of his or her service as a director (but no earlier than June 26, 2006). RSUs are credited with dividend equivalents and interest thereon, the combined balance of which is distributed in cash to directors following termination of service together with the Common Stock underlying their RSUs.
      The following chart shows the compensation earned by our current Non-employee Directors in 2005.

	Base Compensation			Meeting Attendance Fees

Director	Cash	RSUs	(1)	Cash		RSUs	(1)	Total

Sal H. Alfiero	$0	$60,000		$0		$63,000	(3)	$123,000
Martin N. Baily (2)	10,137	30,412		25,500		0		66,050
Jean S. Blackwell	0	60,000		0		24,000		84,000
Peter C. Browning	15,000	45,000		39,000		0		99,000
Arthur P. Byrne	0	60,000		0		27,500	(3)	87,500
Sanford Cloud, Jr.	15,000	45,000		52,000		0		112,000
Gordon J. Davis	15,000	45,000		27,000	(3)	0		87,000
John H. Forsgren, Jr. (2)	10,137	30,412		19,500		0		60,050
Ann Maynard Gray	11,250	48,750		31,500	(3)	0		91,500
John E. Haire	14,063	45,938		33,500	(4)	0		93,500
Jerry J. Jasinowski	15,000	45,000		45,750		0		105,750
Thomas S. Johnson	15,000	45,000		51,000		0		111,000

(1)	Dollar value on award date (or deferral date, as applicable). Excludes dividend equivalents and interest credited thereon.
(2)	Became a director in April 2005.
(3)	Includes fees for attendance at two meetings of the Phoenix Life Policyholder Affairs Committee.
(4)	Includes fees for service as chair at two meetings of the Phoenix Life Policyholder Affairs Committee.
      Effective January 1, 2006, the Board voted to eliminate meeting fees and implement a 100 percent retainer-based compensation structure. The retainer structure reflects the additional time and workload demands on committee chairs, as well as members of the Audit and Compensation Committees. The new structure will also permit the Company to pay all Non-employee Directors using an equal mix of cash and equity, consistent with its existing pay philosophy for Board members.
      For 2006, Board compensation consists of a flat retainer of $100,000 per year for each Non-employee Director, plus additional retainers to all committee chairs and to all members of the Audit Committee and the Compensation Committee. This compensation is paid to Non-employee Directors only. The schedule of additional annual retainers is as follows:
      (a) $30,000 for the chair of the Executive Committee;
      (b) $25,000 for the chair of the Audit Committee;
      (c) $20,000 for the chair of the Compensation Committee;
      (d) $15,000 for the chairs of the Finance and Governance Committees;
      (e) $7,500 for the chair of the Phoenix Life Policyholder Affairs Committee;
      (f) $5,000 for members of the Audit Committee, excluding the chair; and
      (g) $2,500 for members of the Compensation Committee, excluding the chair.

      All retainers are paid quarterly in advance, 50 percent in cash and 50 percent in RSUs. For Non-employee Directors, the RSUs will each convert into one share of the Common Stock following his or her retirement as a director (but no earlier than June 26, 2006). In the interim, each RSU will be credited with dividend equivalents and interest. Non-employee Directors continue to have the option to defer receipt of cash compensation until following retirement under either of the following non-qualified deferred compensation programs:

•	Non-employee Directors can elect to defer all or a portion of their cash compensation into RSUs. The number of RSUs purchased upon deferral is equal to the cash amount that would otherwise be paid, divided by the closing price of the Common Stock on the date of payment (generally, the first business day of each calendar quarter). These RSUs are credited with dividend equivalents, and interest thereon from the associated dividend payment dates. The Common Stock underlying each RSU, together with a cash payment equal to the cumulative dividend equivalents and interest, will be paid to directors following the later of June 25, 2006 or termination of services with the Company. All RSUs, dividend equivalents, and interest credits under this program are unfunded general obligations of the Company, for which the Company, at its discretion, may hedge in full or in part by making contributions to a trust.

•	Non-employee Directors can elect to defer all or a portion of their cash compensation under a non-qualified deferred compensation program. This program provides directors with a choice of mutual fund offerings, similar to those funds made available to the Company’s employees under its 401(k) plan. Directors can modify their investment elections at any time under the program. Deferrals are credited to the funds selected by the participants and based on the market price for such funds on the date such compensation would otherwise have been paid (generally, the first business day of each calendar quarter). Account balances under the program, reflecting cumulative appreciation/depreciation and interest credits (depending on the investment fund(s) chosen by the director) are paid to directors, based on the election made at the time of deferral, in lump sum or annual installments following the termination of services with the Company. All balances credited under this program are unfunded general obligations of the Company, for which the Company, at its discretion, may hedge in full or in part by making contributions to a trust. The Company currently hedges 100 percent of this obligation by making investments in the same funds and in the same amounts as participants have elected.
      The Company also provides $100,000 of life insurance to each director. The cost to the Company of providing this insurance is nominal. All directors may also participate in a matching charitable gift program to qualified educational and other charitable institutions. In 2005, the maximum match for each director was $2,000. For 2006, the maximum match for each director is $2,500. Directors can also receive up to a $500 match in connection with service to non-profit organizations.
      Effective on June 25, 2002, the first anniversary of the Company’s demutualization, the Board granted to each individual who was then a Non-employee Director, options to acquire 13,700 shares of Common Stock. These options are exercisable at $16.20 per share, the shares’ fair market value on June 25, 2002 (as defined in the Directors Stock Plan), and expire on June 25, 2012. Each of the current Non-employee Directors (other than Ms. Blackwell and Messrs. Baily and Forsgren) was granted these options.
Director Nomination Process
      The Governance Committee is responsible for proposing qualified candidates to the Board. In considering candidates for nomination to the Board, the Governance Committee seeks individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds and the highest integrity. Prospective directors should also be able and willing to devote significant attention to the Company’s needs through regular attendance at meetings, preparation for meetings and availability for regular consultation between meetings.
      The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement of a director or those arising out of changes in our business focus, our industry or the regulatory environment. Except in special circumstances, the Governance Committee generally will not recommend an increase in the number of directors beyond the current level of 12 independent directors, plus our chief executive officer.
      The Governance Committee looks to its members and to other directors for recommendations for new directors. It may also retain a search firm and will consider individuals recommended by shareholders. Shareholders should submit their recommendation as outlined under Shareholder Communications on page 10. If a vacancy on the Board exists or is anticipated, the Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant. Following its evaluation of all proposed nominees and consultation with our chief executive officer, the Governance Committee will recommend to the Board the individual(s) it considers most qualified to be nominated to run for election to the Board. The Board will make the final determination as to the individual(s) who will be nominated to run for election.

Shareholder Communications
      If you would like to nominate an individual for election to the Board or submit a shareholder proposal for the 2007 annual meeting of shareholders, we must receive your proposal at our executive offices in Hartford, Connecticut no later than November 14, 2006. Proposals for inclusion in the proxy statement must comply with the requirements of the Securities Exchange Act of 1934, as amended, including Rule 14a-8, as well as with our bylaws. A copy of our bylaws may be obtained from our Corporate Secretary at one of the addresses below.
      Proposals should be addressed by e-mail to corporate.secretary@phoenixwm.com or by mail to:

Corporate Secretary
The Phoenix Companies, Inc.
One American Row
P.O. Box 5056
Hartford, Connecticut 06102-5056
      If you wish to present a matter for action at the 2007 annual meeting, but choose not to do so under SEC Rule 14a-8, you must deliver a notice containing the information required by the Company’s bylaws to our Corporate Secretary at one of the addresses above on or before January 29, 2007, but no earlier than December 28, 2006.
      If you wish to communicate with any director(s), committee(s), the presiding director at meetings of non-management directors of the Company, the non-management directors as a group or the entire Board, you should send such communication to the relevant director, committee, or group of directors in care of the Corporate Secretary at the mailing address above or to the e-mail address listed above, indicating the director, committee, or group of directors with which you wish to communicate. If you want your identity to be kept confidential, please so indicate in your letter or e-mail. The Corporate Secretary will promptly forward all communications to the director(s) you designate.
Code of Conduct
      We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and chief accounting officer. We are committed to the highest standards of ethical and professional conduct and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available at www.phoenixwealthmanagement.com in the Investor Relations section under the heading “Corporate Governance.” We intend to post any amendments to, or waivers of, the Code of Conduct applicable to our chief executive officer, chief financial officer or chief accounting officer on our Web site. You may request a printed copy of the Code of Conduct by writing to the Corporate Secretary at either of the addresses listed under Shareholder Communications above.

OWNERSHIP OF COMMON STOCK
Directors and Senior Officers
      On June 25, 2001, the initial public offering of the Company closed and the demutualization of Phoenix Home Life Mutual Insurance Company became effective. Phoenix Home Life Mutual Insurance Company was renamed Phoenix Life Insurance Company and became a wholly-owned subsidiary of the Company. Under New York Insurance Law, our directors and officers and certain members of their families are prohibited until June 25, 2006, the fifth anniversary of the demutualization, from acquiring shares of our Common Stock except:

•	as consideration to eligible policyholders pursuant to Phoenix Life’s plan of reorganization;
•	through acquisitions on or after June 25, 2003 from a registered broker or dealer at then-quoted prices; or
•	pursuant to a stock option plan approved by the Superintendent of Insurance for the State of New York.
      To facilitate stock ownership by our directors and employees, we have adopted certain permitted equity-based compensation plans, including the Company’s 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan, which was approved by shareholders on April 28, 2003.
      In addition, in 2003, we adopted the following ownership and retention guidelines for directors and senior officers:

•	For senior officers, the guidelines call for each senior officer to accumulate ownership of Common Stock (including, for these purposes, RSUs) at a specified multiple of salary, as indicated in the table below. Instead of a fixed time frame for attaining these levels of ownership, officers must retain a portion of the equity received from stock-based benefit and compensation plans. When the specific ownership thresholds are met, as measured using the current fair market value of our Common Stock, the retention ratios for future grants are reduced. Senior officers must retain their stock for six months after retirement or termination from the Company. These retention ratios apply to all shares and RSUs awarded after June 5, 2003.

•	For Non-employee Directors, the guidelines call for each director to accumulate $150,000 worth of Common Stock (including, for these purposes, RSUs) as measured using the current fair market value of Common Stock, within five years of the later of (a) initial election to the Board, or (b) the date these guidelines were adopted by the Board (November 6, 2003). Each Non-employee Director must hold such stock until the later of June 25, 2006 or the end of his or her service as a director.

Position	Target Ownership	Initial Retention Ratio	Reduced Retention Ratio

Chief Executive Officer	5.0 x Salary	75%	25%
Executive Vice Presidents	3.5 x Salary	50%	20%
Other Executives	1.0 - 3.0 x Salary	25% - 40%	10% - 15%
Non-employee Directors	$150,000 (1)	N/A	N/A

(1)	To be attained within five years of the later of (a) initial election to the Board, or (b) November 6, 2003.
      The table on the next page shows the beneficial ownership of our Common Stock by each director, and by each of the five officers of the Company named in the Summary Compensation Table on page 23 of this proxy statement (the “named executive officers”), as well as the total ownership by a group composed of our directors plus the executive officers (the “executive officers”) listed in our Form 10-K for the fiscal year ended December 31, 2005. Unless otherwise indicated in a footnote, each person listed in the table owns the shares shown directly with sole voting and investment power.
      The table also details ownership of RSUs whose conversion into shares is not contingent upon any performance-based criteria, including RSUs elected to be received in lieu of cash and RSUs elected to be deferred until following termination of employment. (For information about RSUs subject to performance-based criteria, see Long-Term Incentive Plans on page 26.) Since neither the directors nor the officers have power to vote the shares underlying their RSUs or power to sell, transfer or encumber their RSUs (except in some cases, for transfers to immediate family members or to a trust for those members’ benefit), for purposes of this table, no RSU is counted as beneficially owned by such director or officer. Each RSU is convertible into one share of our Common Stock, generally on the later of (a) a specified period of time following termination of service, or (b) June 26, 2006.

			Options
	Shares		Exercisable	Percent of
Name of	Beneficially		Within 60	Common	Restricted
Beneficial Owner	Owned(1)(2)		Days(1)(3)	Stock (4)	Stock Units (1)(5)		Total (1)(6)

Sal H. Alfiero	150,053		13,700	*	26,184		189,937
Martin N. Baily	0		0	*	3,516		3,516
Jean S. Blackwell	0		0	*	14,035		14,035
Peter C. Browning	8,141		13,700	*	9,450		31,291
Arthur P. Byrne	18,100		13,700	*	29,985		61,785
Sanford Cloud, Jr.	7,000		13,700	*	9,472		30,172
Gordon J. Davis	500		13,700	*	9,294		23,494
John H. Forsgren, Jr.	2,000		0	*	3,472		5,472
Daniel T. Geraci	15,716	(7)	33,333	*	349,621	(8)	398,670
Ann Maynard Gray	0		13,700	*	14,124		27,824
John E. Haire	6,519	(9)	13,700	*	16,635		36,854
Michael E. Haylon	26,395	(10)	60,000	*	103,407	(11)	189,802
Jerry J. Jasinowski	47		13,700	*	18,345		32,092
Thomas S. Johnson	20,044		13,700	*	10,671		44,415
Philip K. Polkinghorn	16,163	(12)	33,333	*	35,135	(13)	84,630
James D. Wehr	8,292	(14)	51,667	*	7,582		67,541
Dona D. Young	59,779	(15)	262,500	*	785,928	(16)	1,108,207

All directors, director nominees and executive officers as a group (18 persons)	352,283	(17)	627,466	*	1,473,028		2,452,776

*	Less than 1 percent

(1)	All holdings are stated as of February 28, 2006, and are rounded to the nearest whole number.

(2)	In the case of the executive officers, the figures include share equivalents held in The Phoenix Companies, Inc. Common Stock Fund (the “Common Stock Fund”) through the Company’s Savings and Investment Plan.

(3)	Reflects the number of shares that could be acquired under options exercisable within 60 days of February 28, 2006.

(4)	Reflects, as a percent of our outstanding Common Stock, the total of the two preceding columns.

(5)	Reflects those RSUs outstanding as of February 28, 2006, whose conversion into shares is not contingent upon any performance-based criteria. Directors and officers do not have the power to vote the shares underlying the RSUs. All are vested unless otherwise noted.

(6)	Represents the sum of the total shares beneficially owned, the shares underlying options exercisable within 60 days and the shares into which the RSUs will be converted if the applicable conditions for vesting and issuance are met.

(7)	Includes 1,351 share equivalents held in the Common Stock Fund.

(8)	255,004 of these RSUs will vest on May 12, 2006, or such earlier time as provided in Mr. Geraci’s change of control agreement, which is discussed beginning on page 31.

(9)	Includes 1,000 shares held by Mr. Haire in custody for his two children.

(10)	Includes 1,344 share equivalents held in the Common Stock Fund.

(11)	63,712 of these RSUs will vest on November 4, 2007, or such earlier time as provided in Mr. Haylon’s change of control agreement, which is discussed beginning on page 31.

(12)	Includes 1,163 share equivalents held in the Common Stock Fund.

(13)	These RSUs will vest on March 8, 2007, or such earlier time as provided in Mr. Polkinghorn’s change of control agreement, which is discussed beginning on page 31.

(14)	Includes 8,258 share equivalents held in the Common Stock Fund.

(15)	Includes: (a) 556 shares of Common Stock held by a trust of which Mrs. Young is the sole trustee; (b) 18 shares of Common Stock held by a trust of which Mrs. Young’s husband is a trustee and with respect to which she disclaims beneficial ownership; and (c) 29,928 share equivalents held in the Common Stock Fund.

(16)	90,901 of these RSUs will vest on May 18, 2008, or such earlier time as provided in Mrs. Young’s employment agreement, which is discussed beginning on page 29.

(17)	Includes: (a) 1,593 shares of Common Stock whose ownership is indirect either because the shares are held in trust or because they are held by or on behalf of family members; (b) 18 shares of Common Stock with respect to which beneficial ownership is disclaimed; and (c) 54,447 share equivalents held in the Common Stock Fund.

Five Percent Shareholders
      The following table lists the beneficial owners known to the Company as of February 28, 2006, of more than 5 percent of our Common Stock. In furnishing the information below, the Company has relied on information filed with the Securities and Exchange Commission (the “SEC”) by the beneficial owners reflecting beneficial ownership as of December 31, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock (1)(2)		Percent of Common Stock, As Adjusted (3)

Dimensional Fund Advisors Inc.	6,196,631 (4)	6.5%		5.5%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

State Farm Mutual Automobile Insurance Company	5,936,489 (5)	6.2%	(5)	5.3%
One State Farm Plaza Bloomington, IL 61710

Brandes Investment Partners, L.P.	4,991,216 (6)	5.2%		4.4%
11988 El Camino Real, Suite 500 San Diego, CA 92130

(1)	Based on shares of Common Stock reported as owned as of December 31, 2005.

(2)	Based on total number of shares of Common Stock outstanding as of December 31, 2005.

(3)	On February 16, 2006, the Company issued 17,423,839 shares of Common Stock upon settlement of the purchase contracts underlying its 7.25 percent equity units (the “Equity Units”). The calculation of the adjusted percentage in this column is based on (a) the number of shares reported as beneficially owned as of December 31, 2005 and (b) the total number of shares of Common Stock outstanding as of February 28, 2006.

(4)	Based on a Schedule 13G filed with the SEC on February 6, 2006 by Dimensional Fund Advisors Inc. (“Dimensional”). The filing discloses that as of December 31, 2005, Dimensional had sole dispositive and voting power with respect to 6,196,631 shares of Common Stock (6.5 percent of shares outstanding) and specifies that all of these shares are owned by investment companies to which Dimensional serves as investment advisor and certain other commingled group trusts and accounts to which Dimensional serves as investment manager. The filing also specifies that Dimensional disclaims beneficial ownership of the securities reported.

(5)	Based on a Schedule 13G filed with the SEC on February 2, 2006 by State Farm Mutual Automobile Insurance Company (“State Farm”). This amount includes 5,145,000 shares of Common Stock owned by State Farm as of December 31, 2005, 40,399 shares of Common Stock owned by a variable product separate account for which a State Farm subsidiary is the investment adviser as of December 31, 2005, and 751,090 shares of Common Stock issuable upon settlement of Equity Units owned by State Farm as of December 31, 2005. In accordance with applicable SEC rules, the calculation of the beneficial ownership percentage included the shares issuable upon settlement of Equity Units held by State Farm, but excluded any shares issuable on the other Equity Units.

(6)	Based on a Schedule 13G jointly filed with the SEC on February 14, 2006 by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. According to the filing, Brandes Investment Partners, L.P. is an investment adviser under the Investment Advisers Act of 1940 and the other members of the group are control persons of the investment adviser. The filing discloses that as of December 31, 2005, each member of the group had shared voting power with respect to 4,109,674 shares of Common Stock (4.3 percent of shares outstanding) and shared dispositive power with respect to 4,991,216 shares (5.2 percent of shares outstanding). The filing also specifies that each of the control persons disclaims beneficial interest as to the shares reported, except for amounts equal to substantially less than 1 percent of the shares reported.

PROPOSAL 1: ELECTION OF DIRECTORS
Background
      The Board consists of three classes of directors, the members of which were each elected to three-year terms:

•	one class to hold office for terms expiring at the Annual Meeting on April 27, 2006;
•	another class to hold office for terms expiring at the 2007 annual meeting of shareholders; and
•	another class to hold office for terms expiring at the 2008 annual meeting of shareholders.
      It is the Company’s policy that all of our directors should attend our annual meetings of shareholders if reasonably possible. All 13 of the Company’s directors attended the 2005 annual meeting of shareholders.
Nominees for Election
      At our Annual Meeting on April 27, 2006, four directors will be elected to hold office for three years. The nominees are all current directors. If any of the nominees becomes unable or unwilling to accept nomination or election, it is intended that, in the absence of contrary specifications in a proxy, each proxy will be voted for the balance of those named and for a substitute nominee or nominees. We know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.
      The following persons are nominees for election as directors of the Company for terms to expire in 2009; the Board recommends that shareholders vote FOR ALL of them:

Name/Age (1)	Service as Director (2)	Business Experience/Other Directorships

Peter C. Browning age 64	since 2000 (for Phoenix Life from 1989 to 1999 and since 2000)	Dean of the McColl Graduate School of Business at Queens University of Charlotte from 2002 through 2004; various positions, including President and Chief Executive Officer, at Sonoco Products Company from 1993 to 2000; current director of Lowe’s Companies, Inc., Wachovia Corporation, Acuity Brands, Inc., and EnPro Industries, Inc. and non-executive Chairman of Nucor Corporation.

Sanford Cloud, Jr. age 61	since 2001	Chairman and Chief Executive Officer of The Cloud Company, LLC since 2005; President and Chief Executive Officer of The National Conference for Community and Justice from 1994 through 2004; partner at the law firm of Robinson & Cole from 1993 to 1994; Vice President at Aetna, Inc. from 1986 to 1992; Connecticut State Senator from 1977 to 1980; current trustee of Northeast Utilities and non-executive Chairman of Ironwood Mezzanine Fund L.P.

Gordon J. Davis, Esq. age 64	since 2000 (since 1986 for Phoenix Life)	Partner at the law firm of LeBoeuf, Lamb, Greene & MacRae LLP since 1994 (except during much of 2001); President of Lincoln Center for the Performing Arts from January to November 2001; current director of Consolidated Edison of New York, Inc. and of approximately 20 registered investment companies within the Dreyfus family of funds.

Jerry J. Jasinowski age 67	since 2000 (since 1995 for Phoenix Life)	President of the Manufacturing Institute, an affiliate of the National Association of Manufacturers since 2004; President of the National Association of Manufacturers from 1990 to 2004, Executive Vice President and Chief Economist from 1983 to 1989 and Senior Vice President and Chief Economist from 1981 to 1983; Assistant Secretary of Policy at the U.S. Department of Commerce from 1977 to 1980; current director of Harsco Corporation, the Timken Company and WebMethods, Inc.

(1)	All ages are as of March 1, 2006.
(2)	Of both the Company and Phoenix Life, except as otherwise noted.

Continuing Directors
      The following directors, whose terms expire in 2007, will continue to serve as directors:

Name/Age (1)	Service as Director (2)	Business Experience/Other Directorships

Jean S. Blackwell age 51	since 2004	Executive Vice President, Chief Financial Officer and Chief of Staff of Cummins Inc. since June 2005, and Vice President from 1997 to 2004; partner of Bose McKinney & Evans LLP from 1995 to 1997 and from 1986 to 1991 and an associate from 1979 to 1985; Indiana State Lottery Director from 1991 to January 1, 1993; State of Indiana Budget Director from 1993 to 1995.

Arthur P. Byrne age 60	since 2000 (since 1997 for Phoenix Life)	Operating partner of JW Childs Associates, a private equity fund based in Boston, Massachusetts since 2002; President, Chief Executive Officer and Chairman of The Wiremold Company from 1991 to 2002.

Ann Maynard Gray age 60	since 2002	President of the Diversified Publishing Group of Capital Cities/ABC, Inc. from 1991 to 1998; current director of Duke Energy Corporation and Elan Corporation, plc.

Dona D. Young age 52	since 2000 (since 1998 for Phoenix Life)	Chairman of the Company and Phoenix Life since April 2003, Chief Executive Officer since January 2003, President since 2000; Chief Operating Officer of the Company and Phoenix Life from February 2001 through December 2002; Executive Vice President, Individual Insurance and General Counsel of Phoenix Life from 1994 to 2000; current director of Wachovia Corporation and Foot Locker, Inc.

(1)	All ages are as of March 1, 2006.
(2)	Of both the Company and Phoenix Life, except as otherwise noted.

      The following directors, whose terms expire in 2008, will continue to serve as directors:

Name/Age (1)	Service as Director (2)	Business Experience/Other Directorships

Sal H. Alfiero age 68	since 2000 (since 1988 for Phoenix Life)	Chairman and Chief Executive Officer of Protective Industries, LLC from 2001 through 2005; Chairman and Chief Executive Officer of Mark IV Industries, Inc. from 1969 to 2001; current director of Fresh Del Monte Produce, Inc., HSBC North America Holdings, Inc. and HSBC USA, Inc.

Martin N. Baily age 61	since 2005	Senior Fellow of the Institute for International Economics since 2001; Senior Advisor to McKinsey & Company since 2002; Chairman and a Cabinet Member of the President’s Council of Economic Advisors from 1999 to 2001; Principal of McKinsey & Company from 1996 to 1999.

John H. Forsgren, Jr. age 59	since 2005	Vice Chairman, Executive Vice President and Chief Financial Officer of Northeast Utilities from 2001 through 2004, and Executive Vice President and Chief Financial Officer from 1996 to 2001; Managing Director of Chase Manhattan Bank from 1995 to 1996; Executive Vice President of Sun International Investments, Ltd. from 1994 to 1995; Senior Vice President and Chief Financial Officer of Euro Disney (a subsidiary of The Walt Disney Company) from 1990 to 1994 and Vice President and Treasurer from 1986 to 1990; current director of Curagen Corporation and Globix Corporation.

John E. Haire age 53	since 2000 (since 1999 for Phoenix Life)	Executive Vice President of Time, Inc. from 2001 through 2005; President of The Fortune Group from 1999 until 2001; publisher of TIME Magazine from 1993 until 1999.

Thomas S. Johnson age 65	since 2000	Chairman and Chief Executive Officer of GreenPoint Financial Corporation from 1993 to 2004; President and director of Manufacturers Hanover Trust Company and Manufacturers Hanover Corp. from 1989 to 1991; current director of R.R. Donnelley & Sons Company, Inc., Alleghany Corporation, North Fork Bancorporation and Federal Home Loan Mortgage Corporation (Freddie Mac).

(1)	All ages are as of March 1, 2006.
(2)	Of both the Company and Phoenix Life, except as otherwise noted.
Certain Relationships and Related Transactions
      On occasion, we may engage firms affiliated with one or more of our directors to provide services for us. All such services are performed at competitive prices and on competitive terms after arm’s length negotiations. Ms. Marilyn E. LaMarche, a former director who retired in April 2005, is a limited managing director of Lazard, Freres & Co., LLC, whose asset management subsidiary serves as a sub-advisor for certain Phoenix mutual funds.
      State Farm currently owns more than 5 percent of our outstanding Common Stock. In 2005, the Company’s subsidiaries paid approximately $35.7 million to entities which were either subsidiaries of State Farm or owned by State Farm employees, as compensation for the sale in 2005 of the Company’s insurance and annuity products. The balance earned in 2005, approximately $1.9 million, was paid in 2006.

AUDIT COMMITTEE CHARTER AND REPORT
Audit Committee Charter
      The Audit Committee reports to the Board and is responsible for overseeing and monitoring the Company’s financial accounting and reporting process, the system of internal controls established by management and the audit process of the Company. The Board adopted a written charter for the Audit Committee in 2001. Since then, the Board has amended the charter to conform to new requirements under applicable law, SEC regulations and the NYSE listing standards. A copy of this amended charter may be found on our Web site, www.phoenixwealthmanagement.com, in the Investor Relations section, under the “Corporate Governance” heading. The charter sets out the responsibilities, authority and specific duties of the Audit Committee. It also specifies the structure and membership requirements of the committee, as well as the relationship of the Audit Committee to the Company’s independent registered public accounting firm, internal auditor and management.
Audit Committee Report
      The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for the Company’s reporting process, including its systems of internal controls. PricewaterhouseCoopers LLP (“PwC”) is the Company’s independent registered public accounting firm, responsible for auditing the Company’s annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Committee relies, without independent verification, on the information provided by the Company’s management and by PwC.
      In fulfilling its oversight responsibilities, the Committee reviewed and has met and discussed with management and with PwC, the Company’s audited financial statements for the year ended December 31, 2005 (the “audited statements”). The Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards 61, as amended (Communications with the Committee), including:

•	PwC’s responsibilities under generally accepted auditing standards;
•	the Company’s significant accounting policies;
•	management’s judgments and accounting estimates;
•	any significant audit adjustments;
•	any disagreements with management; and
•	any difficulties encountered in performing the audit.
      Additionally, the Committee met throughout the year with PwC, the Company’s chief financial officer and the Company’s internal auditor to discuss the results of their examinations and evaluations of the Company’s internal controls and of the overall quality, not just the acceptability, of the Company’s financial reporting process. The meetings with PwC occurred both with and without members of management present; the meetings with the chief financial officer and the internal auditor occurred both with and without other members of management present.
      The Committee has received from PwC the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PwC, its independence from the Company. PwC has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. The Committee has considered whether provision of the non-audit services rendered by PwC during the Company’s most recent fiscal year is compatible with maintaining the independence of such auditors and deemed that it was.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and be filed with the Securities and Exchange Commission. The Committee has also approved, subject to shareholder ratification, the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year 2006.

THE AUDIT COMMITTEE Thomas S. Johnson, Chair Martin N. Baily Jean S. Blackwell Arthur P. Byrne John E. Haire Jerry J. Jasinowski

COMPENSATION COMMITTEE REPORT
      This report discusses the Compensation Committee’s activities and the Company’s executive compensation program for the senior management team, including the named executive officers, with respect to calendar year 2005.
Compensation Committee Charter
      The Compensation Committee (the “Committee”) consists of independent members of the Board, and meets at scheduled times during the year. Its purpose is to assist the Board in fulfilling its responsibility to maximize long-term return to shareholders by ensuring that directors and employees are compensated according to the Company’s compensation philosophies, objectives and policies. The Committee’s responsibilities, highlighted on page 6 of this proxy statement, are explicitly set forth within the terms of its charter, and are reviewed by the Board at least once a year. The Company’s legal and human resources executives support the Committee in its work. In addition, the Committee and the Board have direct access to independent compensation consultants for advice on executive compensation matters. The Committee used these consultants from time to time during 2005.
Executive Compensation Strategy and Philosophy
      The Company’s executive compensation program, implemented beginning in 2003, is designed to:

•	attract, motivate and retain senior management who can make a significant contribution to the Company’s annual and long-term success;
•	align the interests of the senior management team and shareholders;
•	emphasize performance-based compensation; and
•	provide competitive total compensation while differentiating rewards based upon department and individual performance.
      The Company and the Committee refined the executive compensation program in 2005. The enhancements were designed to further align executive compensation with the Company’s business strategy and performance-based culture and to achieve consistency in compensation opportunities among the senior management team, defined as employees with the title of senior vice president or higher, including the named executive officers, as well as other selected executives whose contributions are key to the Company’s success. The program is intended to motivate and reward strong financial performance, support the Company’s continued turnaround and position it for growth. The primary tenets of the enhancements are:

•	Performance should continue to drive compensation decisions.
•	Total compensation should be targeted between the 50th and 75th percentiles of appropriate peer groups of life insurance or asset management companies, adjusted to reflect the size of the Company (which differ from the Peer Group Index members identified on page 33 with respect to the Performance Graphs), and should vary by position based on importance to strategy execution and tenure in role.
•	The mix of compensation should be weighted toward variable pay, in the form of annual and long-term incentives, in order to motivate and reward a focus on annual and multi-year enterprise value creation in support of the Company’s strategic plan. For example, the 2006 target compensation mix for the chief executive officer is 20 percent base pay and 80 percent variable pay.
•	Annual and long-term incentives, as a percent of total compensation opportunity should be fairly balanced, with most roles having a slight bias toward long-term incentives.
      In February 2005, based on these enhancements, the Committee reviewed and approved salary, annual incentive targets, and long-term incentive targets for the senior management team. Special, one-time incentives were provided to three executives, including Messrs. Geraci and Haylon, to change the mix of their incentive compensation opportunities from one highly weighted toward annual incentives to one that more evenly balances annual and long-term incentives. The new incentive structure creates greater consistency between the chief executive officer and the senior management team with respect to incentive mix.

2005 Compensation Elements for the Senior Management Team
      Three components comprise the direct compensation opportunities for the senior management team: base salary, annual incentive awards, and long-term incentive awards. For each position, a target mix of these three components is established based on the enhanced compensation philosophy described in the prior section.

•	Base Salary: In accordance with the Company’s compensation philosophy, base salary for most of the senior management team was held constant in connection with the implementation of a targeted pay mix more highly weighted towards variable pay. Base salary adjustments are generally considered only when there is a significant market differential or a significant increase in responsibilities. Only one of the named executive officers received a base salary increase in 2005.

•	Annual Cash Incentives: Under the Company’s annual incentive plan, the senior management team is eligible for annual cash incentive awards based upon the achievement of pre-determined performance objectives. Each year the Committee approves these objectives. As in past years, the 2005 incentive plan focused on improving the Company’s cash return on equity (as defined on page 27 of this proxy statement in note 5 to the Long-Term Incentive Plans – Awards for Fiscal Years 2004, 2005 and 2006 table), achieving departmental business objectives, and achieving individual performance objectives. The size of the annual incentive pool is determined by the Company’s actual cash return on equity versus the plan target. The pool is then allocated 65 percent based on department results and 35 percent based on individual performance. 2005 annual incentive targets for the senior management team ranged from 30 percent to 175 percent of base salary.

The Committee may make discretionary adjustments to awards, as permitted under the plan, as it deems appropriate. Individual awards for key executives must be reviewed and approved by the Committee before being paid. Awards are paid in the first quarter of the year following the plan year. For 2005, the Company’s actual cash return on equity was 7.15 percent compared to the plan target of 7.2 percent, resulting in the plan funding at 98 percent of target. Department results ranged from 29 percent to 131 percent of target. Individual awards to the senior management team ranged from 40 percent to 200 percent of target.

•	Long-Term Incentive Compensation: Long-term incentives for the senior management team and other key employees are provided through the Company’s 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan (the “LTIP”), which shareholders approved in 2003. The purpose of this plan is to reward participants for the long-term success of the Company, attract and retain an outstanding senior management team and assist their acquisition of long-term ownership interests in the Company.

The LTIP is primarily used as a performance share plan. The senior management team and other key employees receive contingent grants of the Company’s restricted stock units (“RSUs”) subject to the Company achieving specified performance objectives over a three-year cycle. Each RSU awarded is convertible into one share of our Common Stock. The amount of Common Stock underlying each RSU grant is determined based on an executive’s long-term incentive target award as a percent of base salary and is converted into RSUs based on the share price of the Common Stock at the beginning of the cycle. As part of the annual compensation review process, the Committee reviews and approves targeted award opportunities for the senior management team.

Corporate performance objectives are established at the beginning of each three-year performance cycle and measured at the end of the cycle. The results are expressed as a percentage and may range from zero percent to 200 percent. If the performance criteria threshold is not met, the contingent grants are forfeited. If the threshold is met, awards are determined by multiplying the executive’s target RSU grant by the corporate performance percentage result. The value of the actual award depends on the Common Stock price at the end of the cycle.

In 2005, the Committee approved the performance objective of a three-year average cash return on equity target of 9.0 percent for the 2005-2007 performance cycle. Assuming the performance threshold is met for this period, the RSUs for the 2005-2007 cycle will convert into shares of Common Stock in 2008, except for any RSUs held by executives who elect to defer receipt of the shares. Participants in this incentive cycle are required to retain a fixed percentage of the award based on their share ownership and the retention guidelines described on page 11 of this proxy statement.

Results of the 2003-2005 Long-Term Incentive Cycle
      In 2003, the Committee approved a performance-contingent RSU grant based on a target three-year average cash return on equity of 6.0 percent for the 2003-2005 performance cycle. In 2006, the Committee determined that the three-year average actual cash return on equity was 5.72 percent, and approved individual awards equal to 93 percent of target. These RSUs will convert into shares of Common Stock on June 26, 2006, except for any executives who elected to defer receipt of the shares. Participants in this incentive cycle are required to retain one-half of their awards for at least five years. The awards for the named executive officers are described in Long-Term Incentive Plans – 2003-2005 LTIP Award on page 27.
Stock Options
      In 2001, the Committee adopted the Company’s Stock Incentive Plan to align the interests of the senior management team and other employees with those of shareholders. This plan allows the Committee to grant incentive stock options and non-statutory stock options for the purchase of Common Stock to employees of the Company and its subsidiaries. The Company currently uses stock option awards to recognize promotions within the senior management team, to reward significant individual contributions or extraordinary efforts that may not be reflected in other incentive plan awards, and as part of employment offers for certain positions.
      In 2005, the Company granted stock options to only one of its named executive officers. On February 3, 2005, Mr. Wehr was granted options to purchase 30,000 shares of Common Stock at an exercise price of $12.91 per share, the closing price on the date the stock options were approved. This award was made in connection with Mr. Wehr’s promotion to executive vice president on February 1, 2005. The number of options granted was determined based on a review of his total compensation opportunity, the Company’s promotional compensation practices, and a review of his outstanding equity awards, including prior stock option grants. These options vest incrementally over a three-year vesting period. The option term is 10 years.
Other Compensation
      In 2005, the Committee reviewed the Company’s change of control agreements with guidance from independent consultants. The Committee conducted a thorough review of the Company’s business and talent needs and a detailed analysis of the competitiveness of existing change of control provisions. This analysis examined the practices of peer companies and emerging trends, including participation levels and individual and aggregate benefit levels.
      Effective January 1, 2006, the Committee approved an updated form of agreement for select executives designated by the Committee (including for Messrs. Geraci, Haylon, Polkinghorn, and Wehr), the terms of which are outlined in Executive Compensation Arrangements and Related Matters – Other Change of Control Agreements on page 31.
      The new agreements replaced similar agreements that expired on January 1, 2006. The new agreements are substantially similar to the prior ones except that the new agreements provide for:

•	a non-solicitation covenant;
•	an initial term of two years with automatic one-year renewals;
•	60 days’ notice of non-renewal;
•	deferral of any amount that is subject to Section 409A of the Internal Revenue Code; and
•	payment of the pension benefits provided for under the agreements at the same time and in the same form as regular pension benefits.
      The Company also maintains a second form of change of control agreement for other select executives that is substantially similar to the agreement referenced above except that it includes a maximum limit on the payments that may be received equal to 2.99 times annual compensation and the multiples used for calculating benefits range from 1.0 to 2.0. These new agreements also became effective January 1, 2006.
      Also in 2005, the Committee approved the Executive Severance Allowance Plan for selected employees (including Messrs. Geraci, Haylon, Polkinghorn, and Wehr, but excluding Mrs. Young), the terms of which are outlined in Executive Compensation Arrangements and Related Matters – Executive Severance Plan on page 31. This plan was put into effect to aid the Company in attracting and retaining high caliber executives and to provide certain protections to the Company as consideration for the severance benefits paid to covered participants. Mrs. Young’s severance benefits are covered by her

Employment Agreement, which is outlined in Executive Compensation Arrangements and Related Matters – Mrs. Young’s Employment Agreement on page 29.
Chief Executive Officer Compensation
      Each year, the Committee reviews and recommends to the Board for approval the base salary level, incentive opportunities and actual incentive awards for the chief executive officer. The chief executive officer’s compensation is determined based on the same factors as described under Executive Compensation Strategy and Philosophy on page 18 for the senior management team.
      During 2005, the Board approved an amended employment agreement with Mrs. Young in order to assure the Company of her continued, valued leadership. The terms of this agreement are outlined in detail in Executive Compensation Arrangements and Related Matters – Mrs. Young’s Employment Agreement on page 29.
      As part of this agreement, the Committee will provide Mrs. Young with an annual incentive target equal to no less than 175 percent of salary in 2005, 165 percent in 2006, and 160 percent in each subsequent year of the agreement. As her annual incentive target declines, there is an upward adjustment made to her long-term incentive target (i.e., to no less than 225 percent of salary for the three-year cycle commencing in 2005; 235 percent for the three-year cycle commencing in calendar year 2006; and 250 percent for subsequent cycles). These adjustments were made to recognize the competitive position of her pay, to provide continued emphasis on performance-based pay and to better align her annual incentive target with those of the rest of the senior management team (as their incentive mix is transitioned to a more long-term oriented focus).
      Mrs. Young was also granted 90,901 service-vested RSUs and 45,450 performance-contingent RSUs in addition to her regular LTIP grant for the year. The service-vested RSUs vest 100 percent in 2008, and the performance-contingent RSUs vest on the same basis as the regular LTIP grant for the 2005-2007 cycle, which has a target three-year average cash return on equity of 9.0 percent. These grants were provided in recognition of Mrs. Young’s leadership of the Company, her contributions to a successful turnaround, and as additional motivation to continue the Company’s growth trajectory going forward.
      All of these actions in combination result in her pay approaching the 65th to 70th percentile of the relevant peer group, adjusted to reflect the size of the Company, over time.
      In February 2006, the Committee recommended and the Board approved Mrs. Young’s annual incentive award for 2005. The award consisted of two parts: 65 percent was based upon the Company’s financial results and 35 percent was based upon individual performance. The Company’s 2005 financial performance resulted in an award of 98 percent of target for the first part of the award, or $1,059,013. Due to Mrs. Young’s strong leadership resulting in improved financial performance of the Company during 2005, the Committee recommended and the Board approved the individual performance component at 165 percent of the performance-adjusted target of $940,987, for a total bonus amount of $2,000,000. Because the return on equity criteria established under the Company’s Annual Incentive Plan for Executive Officers were achieved for 2005, the award approved for Mrs. Young qualified as performance-based compensation, exempt from the deduction limit contained in Section 162(m) of the Internal Revenue Code.
      In February 2005, the Committee determined that the minimum performance criteria for the 2002-2004 performance cycle of the cash-based long-term incentive program were not met. The actual cash return on equity came within 0.1 percent of the threshold needed for payment. At threshold, Mrs. Young would have been eligible for a payment of $850,000. Since the Company did not achieve this performance threshold, the Committee did not approve any payments for this incentive cycle.
Summary
      The Committee is responsible for reviewing, recommending and evaluating compensation decisions affecting the chief executive officer, key executives and other executives of the Company. Based on a review of the Company’s compensation strategy and philosophy, compensation at peer group companies and the counsel of independent compensation consultants, the Committee believes that the current compensation structure for the executive officers and the senior management team is appropriate and supportive of the Company’s business mission. The Committee will continue to monitor the effectiveness of the Company’s compensation plans in light of these factors and assess the appropriateness of pay levels to ensure prudent use of Company resources.

Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company’s chief executive officer or any of the four other most highly compensated executive officers, unless the compensation is “performance-based.” Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.
      The Committee intends to structure compensation for executive officers so that it qualifies for deductibility under Section 162(m) to the extent feasible. However, to maintain a competitive position within the Company’s peer group of companies, or to attract and retain high caliber executive talent, the Committee retains the authority to authorize payments, including salary and bonus, that may not be deductible. With the exception of certain time-vested RSU awards (which are reflected in the Summary Compensation Table on page 23), all of the compensation paid in 2005 qualifies for deductibility.

THE COMPENSATION COMMITTEE Sanford Cloud, Jr., Chair Sal H. Alfiero Peter C. Browning Ann Maynard Gray John E. Haire Thomas S. Johnson

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
      The following table describes the compensation during the last three years of those persons who were, as of December 31, 2005, the Company’s chief executive officer and its four other most highly compensated executive officers. The table shows annual compensation, including salary and bonus, earned during the years indicated. It also shows long-term compensation awarded or paid in the years indicated.

		Annual
		Compensation				Long-Term Compensation
								Number of
								Shares
								Underlying
Name and Principal					Other Annual	Value of RSUs		Options			All Other
Position	Year	Salary	Bonus(1)		Compensation(2)	Awarded(3)		Awarded	Payouts		Compensation(4)

Dona D. Young	2005	$950,000	$2,000,000		$91,990 (5)	$1,000,000	(6)	—	$—		$38,000
Chairman, President and	2004	950,000	1,244,025		—	—		—	—		37,566
Chief Executive Officer	2003	926,923	1,181,250		—	3,000,000	(7)	—	854,167	(8)	33,865

Daniel T. Geraci	2005	700,000	816,459	(10)	—	169,448	(11)	—	—		28,000
Executive Vice President,	2004	700,000	741,200		—	—		—	—		28,235
Asset Management(9)	2003	457,692	1,400,000		—	2,000,000	(12)	50,000	—		712,872	(13)

Michael E. Haylon	2005	460,000	712,386	(15)	—	200,093	(11)	—	—		18,400
Executive Vice President	2004	460,000	1,323,018		—	690,000	(16)	—	—		18,277
and Chief Financial	2003	415,385	886,750		—	—		—	140,625	(8)	15,000
Officer(14)

Philip K. Polkinghorn	2005	450,000	465,985		—	—		—	—		143,000	(18)
Executive Vice President,	2004	366,346	292,500		—	500,000	(19)	50,000	—		255,707	(20)
Life and Annuity(17)	2003	—	—		—	—		—	—		—

James D. Wehr	2005	378,205	821,057		—	—		30,000	—		15,128
Executive Vice President	2004	360,000	997,346		—	—		30,000	—		14,319
and Chief Investment	2003	270,923	355,425		—	—		10,000	51,469	(8)	8,905
Officer(21)

(1)	Figures are shown for the year earned. Cash bonuses are paid in the year immediately following the year in which they were earned. Figures do not include performance-based grants under the LTIP.
(2)	In accordance with SEC rules, the value of certain perquisites, other than those provided to the chief executive officer in 2005, are not included since they do not reach the required threshold for reporting.
(3)	Represents the value on the date of grant of those RSUs awarded that are not subject to performance criteria. The holders of the RSUs will not have beneficial ownership of those underlying shares until after June 25, 2006 at the earliest. In the interim, they have no voting rights with respect to those shares and cannot sell, transfer or encumber those RSUs or those shares.
(4)	Pursuant to SEC rules, “All Other Compensation” does not include certain group life, health, medical and other non-cash benefits generally available to all salaried employees. Except as otherwise noted, the amounts reflected in this column for 2005 consist of Company contributions to the Savings and Investment Plan and to the Excess Investment Plan.
(5)	For Mrs. Young, these perquisites included costs for disability insurance premiums in the amount of $66,041, including a gross-up for tax withholding.
(6)	Represents the grant of 90,901 RSUs when Mrs. Young’s Amended and Restated Employment Agreement was entered into on May 18, 2005. These RSUs, which vest on May 18, 2008 (or earlier, in certain circumstances, if employment is terminated in connection with a “change of control,” the termination of her employment as a result of her death or “disability,” or the termination of her employment by the Company without “cause” or by her for “good reason,” each as defined in Mrs. Young’s Amended and Restated Employment Agreement) are credited with dividend equivalents and interest thereon. The RSUs will convert into Common Stock on the later of June 26, 2006 or a specified period following termination of employment.

(7)	Represents the grant of 394,737 RSUs when Mrs. Young assumed the role of chief executive officer. These RSUs, which vested on January 1, 2006, are credited with dividend equivalents and interest thereon. The RSUs will convert into Common Stock on the later of June 26, 2006 or a specified time period following termination of employment.
(8)	Represents an award earned upon completion of the 2000-2002 cycle of the LTIP.
(9)	Commenced employment May 12, 2003.
(10)	Includes the cash portion of an award in the amount of $81,646 earned in connection with the transition of incentive compensation opportunities from a mix that was more highly weighted toward annual incentives to one that provides a more evenly balanced mix between annual and long-term incentives.

(11)	Represents the RSU portion of an award earned in connection with the transition of incentive compensation opportunities from a mix that was more highly weighted toward annual incentives to one that provides a more evenly balanced mix between annual and long-term incentives. These RSUs, which vest in one-third increments on March 1st of 2007, 2008, and 2009 (or earlier, in certain circumstances, if employment is terminated in connection with a change of control), are credited with dividend equivalents and interest thereon. The RSUs will convert into Common Stock on the vesting dates, unless an election is made to defer receipt of all or a portion of the award.
(12)	Represents the grant of 255,004 RSUs in connection with the hiring of Mr. Geraci. These RSUs, which vest on May 12, 2006 (or earlier, in certain circumstances, if employment is terminated in connection with a change of control), are credited with dividend equivalents and interest thereon. The RSUs will convert into Common Stock on June 26, 2006, unless an election is made to defer receipt of all or a portion of the award.
(13)	Includes a $700,000 sign-on bonus.
(14)	Mr. Haylon was given this title on January 1, 2004. Prior to that, he was executive vice president and chief investment officer.
(15)	Includes the cash portion of an award in the amount of $96,413 earned in connection with the transition of incentive compensation opportunities from a mix that was more highly weighted toward annual incentives to one that provides a more evenly balanced mix between annual and long-term incentives.
(16)	One-time retention bonus. These RSUs, which vest on November 4, 2007 (or earlier, in certain circumstances, if employment is terminated in connection with a change of control), are credited with dividend equivalents and interest thereon. The RSUs will convert into Common Stock on November 4, 2007, unless an election is made to defer receipt of all or a portion of the award.

(17)	Commenced employment March 8, 2004.
(18)	Includes second installment of sign-on bonus in the amount of $125,000.
(19)	Represents the grant of 35,135 RSUs in connection with the hiring of Mr. Polkinghorn. These RSUs, which vest on March 8, 2007 (or earlier, in certain circumstances, if employment is terminated in connection with a change of control), are credited with dividend equivalents and interest thereon. The RSUs will convert into Common Stock on March 8, 2007, unless an election is made to defer receipt of all or a portion of the award.
(20)	Includes first installment of sign-on bonus in the amount of $250,000.
(21)	Mr. Wehr was given this title effective February 1, 2005. Prior to then, he was senior vice president and chief investment officer.

Option Grants in Last Fiscal Year
      The following table sets forth information concerning stock options granted by the Company to the named executive officers in 2005.

Percent of Total
	Number of Securities	Stock Options	Exercise
	Underlying Stock	Granted to	Price Per	Expiration	Grant Date
Name	Options Granted	Employees in 2005	Share	Date	Present Value

Dona D. Young	- -	- -	- -	- -	- -

Daniel T. Geraci	- -	- -	- -	- -	- -

Michael E. Haylon	- -	- -	- -	- -	- -

Philip K. Polkinghorn	- -	- -	- -	- -	- -

James D. Wehr	30,000 (1)	6.5%	$12.91 (2)	02/03/2015	$139,115 (3)

(1)	The grant vests 33 1/3 percent on February 3rd of 2006, 2007 and 2008.
(2)	The exercise price of the options granted is equal to the fair market value of a share of Common Stock on February 3, 2005, the date of grant.
(3)	The hypothetical grant date present value of the stock options granted in 2005 is presented pursuant to SEC rules and calculated under the modified Black-Scholes Model for pricing options. The material assumptions used for this calculation were: (i) a fair market value exercise price; (ii) a volatility factor of 25.169 percent; (iii) a risk-free rate of return of 4.172 percent; (iv) a dividend yield of 1.32 percent; (v) a three-year vesting schedule; and (vi) a 10-year option term. No discount to the calculated value was taken to reflect: (a) the fact that options are not freely tradable; or (b) the exercise or lapse of the options after vesting but prior to the end of the option period. This grant date present value is not intended to forecast possible appreciation, if any, of our Common Stock. The ultimate value of the options will depend on the future market price of our Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our Common Stock, on the date the option is exercised, over the exercise price.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values
      The following table sets forth information concerning stock options held by the named executive officers.

			Number of Securities		Value of Unexercised
	Shares	Values	Underlying Unexercised		In-the-Money Options at
	Acquired	Realized	Options at Fiscal Year-End		Fiscal Year-End (1)
	on	on
Name	Exercise	Exercise	Exercisable	Unexercisable (2)	Exercisable		Unexercisable (2)

Dona D. Young	- -	- -	262,500	- -	$	- -	$	- -

Daniel T. Geraci	- -	- -	33,333	16,667		190,331		95,169

Michael E. Haylon	- -	- -	60,000	- -		- -		- -

Philip K. Polkinghorn	- -	- -	16,667	33,333		- -		- -

James D. Wehr	- -	- -	31,667	53,333		46,268		66,032

(1)	Based on the December 30, 2005 (last trading day in 2005) closing stock price of $13.64.
(2)	Represents stock options that are not vested.

Long-Term Incentive Plans
      Under the LTIP, the Compensation Committee of the Board approves awards to designated officers of the Company and establishes three-year performance goals that support the long-term corporate strategy. At the end of the three-year performance cycle, awards are determined and paid based on actual results achieved. All five named executive officers participate in the LTIP.
Long-Term Incentive Plans – Awards for Fiscal Years 2004, 2005 and 2006
      In February 2006, in connection with the approval of the 2006-2008 LTIP cycle, the return on equity measure was modified from that used in prior cycles to reflect “total segment return on equity” rather than “cash return on equity” (as each term is defined in the notes to the table below). We evaluate the Company’s financial performance based, in part, on total segment return on equity. We believe this ratio measures the return management is generating on shareholder investment and the efficiency of the Company’s use of its assets and resources. Total segment return on equity includes amortization of intangibles and the results from the remaining venture capital partnerships which were excluded from the “cash return on equity” measure used in the prior LTIP cycles. (See notes 4 and 5 in the table below for a complete description of the calculations.)
      The following table summarizes the award opportunities under each of the outstanding LTIP cycles, including the 2006-2008 cycle.

	Performance or
	Other Period		Estimated Future Payouts (1)
	Until Maturation	Performance	(Number of RSUs)
Name	or Payout	Target (2)	Threshold (3)	Target	Maximum

Dona D. Young	2006 – 2008	8.75%(4)	79,336	158,671	317,342
	2005 – 2007	9.00%(5)	85,092	170,183	340,366
	2005 – 2007	9.00%(5)(6)	22,725	45,450	45,450
	2004 – 2006	7.50%(5)	77,615	155,229	310,458

Daniel T. Geraci	2006 – 2008	8.75%(4)	37,314	74,627	149,254
	2005 – 2007	9.00%(5)	41,800	83,599	167,198
	2004 – 2006	7.50%(5)	28,595	57,190	114,380
	7/2003 – 6/2006	(7)	0	191,254	382,507

Michael E. Haylon	2006 – 2008	8.75%(4)	23,028	46,055	92,110
	2005 – 2007	9.00%(5)	21,059	42,118	84,236
	2004 – 2006	7.50%(5)	11,275	22,549	45,098
	2004 – 2006	(8)	N/A	81,700	163,399

Philip K. Polkinghorn	2006 – 2008	8.75%(4)	15,992	31,983	63,966
	2005 – 2007	9.00%(5)	13,436	26,871	53,742
	2004 – 2006	7.50%(5)	11,030	22,059	44,118
	2004 – 2006	(9)	0	26,351	52,702

James D. Wehr	2006 – 2008	8.75%(4)	12,154	24,307	48,614
	2005 – 2007	9.00%(5)	11,346	22,691	45,382
	2004 – 2006	7.50%(5)	6,618	13,235	26,470

(1)	These figures, which are rounded to the nearest whole number, represent the number of RSUs which may be earned. Actual payouts will occur in the quarter following the end of the relevant performance period unless an election is made to defer receipt of all or a portion of the award until following termination of employment, and will be based on actual performance relative to the performance target established for each award. Each RSU is convertible into one share of our Common Stock. Under the terms of the Company’s share ownership and retention guidelines, participants are required to retain a fixed percentage of Common Stock underlying these RSUs.

(2)	This represents the performance level, based on the metric(s) identified in the corresponding footnotes, that must be achieved over the relevant performance period in order to deliver target RSU awards.
(3)	This represents the minimum award. If the minimum performance criteria are not met, no RSUs would be issued.
(4)	Based on a three-year average of total segment return on equity where “total segment return on equity” is defined as (a) total segment income divided by (b) average adjusted stockholders’ equity. Total segment income excludes realized investment gains or losses and non-recurring items. The average adjusted stockholders’ equity represents the 12-month average of the average monthly adjusted stockholders’ equity, where monthly adjusted stockholders’ equity is defined as the average of the total equity at the beginning and end of each month adjusted for accumulated other comprehensive income, accumulated realized losses in retained earnings related to collateralized obligation trusts consolidated under FIN 46(R) and equity attributed to discontinued operations.
(5)	Based on a three-year average of cash return on equity where “cash return on equity” is defined as (a) after-tax income from continuing operations, excluding realized investment gains or losses, venture capital, amortization of intangibles and non-recurring items; divided by (b) average adjusted stockholders’ equity, as defined in note 4 above.
(6)	Mrs. Young’s performance-contingent RSUs were granted in connection with the renewal of her employment contract on May 18, 2005. The performance metric for this award apply the same standards that apply to her regular LTIP award for the 2005-2007 cycle as described in note 5 above.
(7)	Mr. Geraci’s performance-contingent RSUs were granted in connection with his hiring. The performance metrics for this award are related to improved performance of our asset management business over a three-year period ending June 30, 2006.
(8)	Mr. Haylon’s performance-contingent RSUs were granted in connection with his appointment as chief financial officer. The performance metrics for this award are related to achievement of key financial goals over a three-year period ending December 31, 2006.
(9)	Mr. Polkinghorn’s performance-contingent RSUs were granted in connection with his hiring. The performance metrics for this award are related to improved performance of our life and annuity business over a three-year period ending December 31, 2006.
2003-2005 LTIP Award
      In 2003, the Company approved a performance-contingent RSU grant based on a target three-year average cash return on equity of 6.0 percent for the 2003-2005 performance cycle. The actual three-year average cash return on equity for this cycle was 5.72 percent, which resulted in awards at 93 percent of target levels. In February 2006, the Company approved these RSU awards, including awards to Mrs. Young (217,969) and Messrs. Geraci (84,766), Haylon (26,641) and Wehr (7,932). These RSUs will convert into shares of Common Stock on June 26, 2006, except for any executive who elected to defer receipt of the shares. Participants in this incentive cycle are required to retain one-half of their awards for at least five years.
Phoenix Investment Partners, Ltd. (“PXP”) Phantom Option Plans
      In 2002, Messrs. Haylon’s and Wehr’s long-term compensation plan awards were under the phantom option plans of PXP instead of under the LTIP. These PXP plans permitted PXP to recognize and reward contributions that participants made toward the long-term growth of PXP.

			Performance or Other
	Number		Period Until Maturation	Estimated Future Payouts Under
Name	of Units		or Payout	Non-Stock Price-Based Awards

Michael E. Haylon	40,000	(1)	(2)	(3)
	25,000	(4)	(5)	(6)

James D. Wehr	20,000	(1)	(2)	(6)
	7,500	(4)	(5)	(6)

(1)	These units were awarded in 2002 under PXP’s 2002 Phantom Option Plan.
(2)	These rights under PXP’s 2002 Phantom Option Plan vested on January 1, 2005, and may be exercised in March of any year prior to March 31, 2007.
(3)	Each unit has a beginning reference value of $7.73, which was determined based on PXP’s revenues and operating income. The value of the units is recalculated each quarter based on a formula tied to the change in PXP’s current trailing 12-month revenues and operating income (before amortization of intangibles) as compared to such results in 2001. Upon exercise, the unit holder is entitled, for each option, to the excess of the recalculated value as of the date of exercise over $7.73. Based on these calculations as of December 31, 2005, each unit had a year-end value of $8.40. If a unit is exercised in March 2006, the unit holder would be entitled to $0.67 per option. The value of the units is not subject to any limitations.

(4)	These units were originally awarded in 2001 under PXP’s 2001 Phantom Option Plan but were repriced in December 2001.

(5)	These rights under PXP’s 2001 Phantom Option Plan are fully vested and may be exercised in March of any year prior to March 31, 2006.

(6)	Each unit has a beginning reference value of $10.30, which was determined based on PXP’s revenues and operating income. The value of the units is recalculated each quarter based on a formula tied to the change in PXP’s current trailing 12-month revenues and operating income (before amortization of intangibles) as compared to such results in 2001. Upon exercise, the unit holder is entitled, for each option, to the excess of the recalculated value as of the date of exercise over $10.30. Based on these calculations as of December 31, 2005, each unit had a year-end value of $8.40, which is below the reference value, so exercise of an option would have resulted in no payment to the unit holder. The value of the units is not subject to any limitations.
Pension Plan Table
      The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age, which is age 62 for participants with at least 10 years of service or otherwise age 65. The benefits are based on the final pay formula contained in our qualified defined benefit pension plan. The benefits also include any pension amounts provided instead under the Company’s non-qualified pension plan due to benefit limitations imposed by the Internal Revenue Code or to the Company’s exclusion of certain types of compensation from the qualified plan.

	Years of Service
Remuneration	10	15	20	25	30	35

$500,000	$100,000	$150,000	$200,000	$250,000	$275,000	$300,000
750,000	150,000	225,000	300,000	375,000	412,500	450,000
1,000,000	200,000	300,000	400,000	500,000	550,000	600,000
1,250,000	250,000	375,000	500,000	625,000	687,500	750,000
1,500,000	300,000	450,000	600,000	750,000	825,000	900,000
1,750,000	350,000	525,000	700,000	875,000	962,500	1,050,000
2,000,000	400,000	600,000	800,000	1,000,000	1,100,000	1,200,000

      The benefits shown in the table above are payable in the form of a straight life annuity and will be actuarially adjusted for benefit alternatives available under the pension plan. The benefits shown above will also be partially reduced by an estimate of Social Security benefits to be received. The annual retirement benefit under the qualified plan and the non-qualified plan is generally equal to the sum of: (i) an executive’s “final average earnings” multiplied by years of credited service up to 25 years times 2 percent; and (ii) an executive’s “final average earnings” multiplied by years of credited service in excess of 25 years up to 35 years times 1 percent. “Final average earnings” under the pension plan is the average annual salary (as reflected in the “Salary” column of the Summary Compensation Table) paid to an executive during the consecutive 36-month period prior to his or her retirement, plus the average of the highest three of the executive’s last seven years’ annual incentive bonuses (excluding long-term incentive compensation).

Estimated Annual Pension Benefits Payable to Named Executive Officers
      The following table shows the estimated total annual benefit payable to each of the named executive officers under our qualified and non-qualified pension plans at age 62 assuming: (i) continued full-time employment at the Company, (ii) no change in salary or incentive bonuses, and (iii) an offset for Social Security benefits as provided under the plans.

		Years of
	Year of 62nd	Credited
Name	Birthday	Service (1)	Estimated Annual Benefit

Dona D. Young	2016	25.41	$1,188,347

Daniel T. Geraci	2019	2.66	568,102	(2)

Michael E. Haylon	2019	15.58	767,364

Philip K. Polkinghorn	2019	1.83	224,919	(3)

James D. Wehr	2019	24.33	570,734

(1)	As of December 31, 2005.
(2)	Since employment with the Company is less than three years as of December 31, 2005, the calculation of “final average earnings” is based on two years of incentive bonus history instead of three years.
(3)	Since employment with the Company is less than three years as of December 31, 2005, the calculation of “final average earnings” is based on one year of incentive bonus history instead of three years.
Executive Compensation Arrangements and Related Matters
      The Company and Mrs. Young have entered into two agreements that govern the terms of her employment with the Company. The first is a general employment agreement that specifies the terms of her compensation and employment for all purposes except under a change of control of the Company. The second is a change of control agreement that provides the terms of Mrs. Young’s compensation and employment in the event of a change of control of the Company (as defined in the agreement). Each of these agreements is discussed below. The Company also has change of control agreements with the other named executives, as well as an executive severance plan, and a deferred compensation plan, each of which is discussed below.
Mrs. Young’s Employment Agreement
      Effective as of May 18, 2005, the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mrs. Young pursuant to which she will continue to serve as the chief executive officer of the Company and pursuant to which the Company will seek to cause Mrs. Young to be re-nominated to continue to serve as a member of the Board throughout her employment term. Mrs. Young’s term of employment under the Employment Agreement will end on December 31, 2008, but the term will automatically extend for successive one-year periods unless either party gives the other notice of its intention not to renew 90 days prior to December 31, 2008 or the end of any renewal term.
      The Employment Agreement continues Mrs. Young’s base salary at $950,000 (subject to annual review), provides for a short-term bonus (at a target no less than 175 percent of base salary for 2005, 165 percent of base salary for 2006, and 160 percent of base salary for each subsequent calendar year during the term of the Employment Agreement), and provides for a long-term incentive bonus in cash or equity, as determined by the Board or a committee thereof. The long-term incentive bonus has a target no less than: 225 percent of base salary for the three-year cycle commencing in calendar year 2005; 235 percent of base salary for the three-year cycle commencing in calendar year 2006; and 250 percent of base salary for each subsequent three-year cycle commencing in each calendar year during the term of the Employment Agreement.
      The Employment Agreement entitles Mrs. Young to participate in the Company’s benefit plans and to receive vacation and other perquisites maintained for its senior executives. It also entitles Mrs. Young to financial and tax planning assistance, the use of driving services in connection with the performance of her duties under the Employment Agreement, payment of fees for a dining club, and a supplemental disability insurance policy.

      The Employment Agreement also provides for the grant of 90,901 RSUs, which vest on the earliest of May 18, 2008, a “change of control” (as defined in Mrs. Young’s Employment Continuation Agreement described below), the termination of her employment as a result of her death or “disability” (as defined in the Employment Agreement), or the termination of her employment by the Company without “cause” (as defined in the Employment Agreement) or by her for “good reason” (as defined in the Employment Agreement). Mrs. Young was also provided an additional award of up to 45,450 RSUs, which vests on December 31, 2007, contingent upon the same performance metric that applies to her regular LTIP award for the 2005-2007 cycle (as described on page 26). These performance-based RSUs can also vest earlier for the same reasons noted above. Each RSU represents a contractual right to receive one share of Common Stock, subject to vesting restrictions. Each of the RSU awards described above will convert to Common Stock following termination of Mrs. Young’s employment (assuming all vesting restrictions have been met). The Employment Agreement further provides that while Mrs. Young holds the RSUs, she will not have any right to vote or to direct the vote of the related shares of stock or to dispose of the RSUs. The Company will credit each RSU with dividend equivalents and interest thereon, which will be distributed following the later of June 25, 2006, or termination of Mrs. Young’s employment.
      If Mrs. Young’s employment is terminated by the Company without cause or if she terminates her employment for good reason, she will be entitled to: (i) two times the sum of her base salary and her short-term incentive award, based on the greater of her target and the average of her short-term bonuses over the last two completed fiscal years prior to her termination; (ii) a pro-rata portion of the short-term award for the year in which her termination occurs; (iii) full vesting of the 90,901 RSUs and the 45,450 performance-contingent RSUs awarded May 18, 2005; (iv) a pro-rata portion of her previously awarded long-term awards for each then-open cycle; (v) pro-rata vesting of any outstanding equity grants (other than those RSUs described in (iii) above); (vi) continued health coverage for herself and her dependents for two years; (vii) an amount equal to the lump sum value of two years of additional service and age credit for pension purposes under any qualified or non-qualified defined benefit type pension plan or arrangement of the Company; (viii) an amount equal to two years of maximum Company matching contribution under any type of qualified or non-qualified deferred compensation plan sponsored by the Company; and (ix) outplacement services and, for six months after termination, office space and secretarial support. For Mrs. Young, good reason to terminate her employment includes the Company’s failure to renew her Employment Agreement or her change of control agreement described below.
      If at the time of Mrs. Young’s termination of employment, she has not attained the age generally required to be treated as a retiree, she shall be deemed to have met all conditions to qualify for all rights and benefits available under all Company plans, programs or arrangements (other than any plan qualified under Section 401(a) of the Code) and shall be treated as having met all conditions to qualify for retirement under each such plan, program or arrangement (other than any plan qualified under Section 401(a) of the Code). The benefits she would have been able to receive from the Company’s Section 401(a) plans had she qualified to retire at the date of her termination will be paid to her from the Company’s general assets until such time as she is eligible to receive such benefits from the Section 401(a) plans.
      During the term of her employment and for one year following the termination of her employment, Mrs. Young may not solicit employees of the Company, other than administrative or clerical personnel or individuals whose compensation for the most recently completed fiscal year is less than $100,000, to resign from the Company or to accept other employment.
Mrs. Young’s Change of Control Agreement
      Mrs. Young and the Company entered into an Employment Continuation Agreement, dated January 1, 2003, that becomes operational upon a “change of control” of the Company (as defined in the agreement). The protections provided under this agreement can only be triggered by termination of employment by the Company for reasons other than death, “disability,” “cause” (each as defined in the agreement) or retirement, or by the executive for “good reason” (as defined in the agreement) provided such termination occurs following (or is effectively connected with) the occurrence of a change of control. The initial term of this agreement ended January 1, 2006, but the term was subsequently extended pursuant to the agreement, which provides for automatic renewals of up to two successive and consecutive additional one-year periods.
      The principal operative provisions of this agreement are intended to preserve the continuity of management following a change of control and preserve for Mrs. Young the same duties, responsibilities and compensation opportunities as were in effect prior to a change of control for a period of two years following a change of control. When operative, this agreement establishes certain minimum levels with respect to Mrs. Young’s base salary and incentive compensation opportunities and also generally protects her in the event that she incurs a significant change in the other terms and conditions of her employment.

      This agreement provides for change of control severance benefits including: (i) vesting of pension benefits and an enhanced pension benefit in an amount equal to three years of additional service and age credit under such plans payable as a lump sum; (ii) in lieu of any severance benefits payable under any other plan, policy or program, a cash amount equal to three times the sum of base salary plus the greater of the average of annual incentive compensation earned in the last three fiscal years prior to the change of control and the short-term incentive target for the year in which employment terminates; (iii) three years of continued medical, dental and long-term disability coverage; (iv) vesting of benefits under equity compensation plans; (v) an amount equal to a pro-rata portion of the short-term award for the year in which termination occurs and a pro-rata portion of long-term awards for each then open cycle at target; (vi) an amount equal to three years of additional contributions the Company would have contributed to the Company’s Savings and Investment Plan and/or the Excess Investment Plan on behalf of Mrs. Young; (vii) outplacement services; (viii) office space and secretarial support for six months after termination; and (ix) a “gross-up” payment from the Company to cover any excise tax liability she may incur as a result of payments or benefits contingent on a change of control and any income tax liability she may incur as a result of the “gross-up” payment.
Other Change of Control Agreements
      Effective January 1, 2006, the Company entered into agreements with Messrs. Geraci, Haylon, Polkinghorn, and Wehr which will, in certain circumstances, provide separation benefits upon the termination of employment in connection with a “change of control” (as defined in the agreements). These agreements supersede similar agreements that expired on January 1, 2006. The protections provided under the agreements can only be triggered by termination of employment by the Company for reasons other than death, “disability,” “cause” (each as defined in the agreements) or retirement, or by the executive for “good reason” (as defined in the agreements) provided such termination occurs following (or is effectively connected with) the occurrence of a change of control. These agreements each have an initial term of two years with provisions for automatic renewals for successive one-year periods.
      The principal operative provisions of these agreements are intended to (i) preserve the continuity of management and protect business interests, both prior to and following a change of control, and (ii) preserve the same duties, responsibilities and compensation opportunities as were in effect prior to a change of control for a period of two years following a change of control. When operative, the agreements protect the Company’s business interests by (i) prohibiting covered executives from soliciting or encouraging employees, customers, agents, brokers and other parties to terminate their relationship with the Company or not place business with the Company for a period of two and one-half years and (ii) establishing certain minimum levels with respect to the covered executive’s base salary and incentive compensation opportunities and also generally protecting the covered executive in the event that he or she incurs a significant change in the other terms and conditions of his or her employment.
      These agreements provide for change of control severance benefits including: (i) vesting of pension plan benefits and an enhanced pension benefit in an amount equal to two and one-half years of additional service and age credit under such plans payable at the same time, and in the same form as regular pension benefits; (ii) in lieu of any severance benefits payable under any other plan, policy or program, a cash amount equal to two and one-half times the sum of base salary plus the greater of the average of annual incentive compensation earned in the last three fiscal years prior to the change of control and the short-term incentive target for the year in which employment terminates; (iii) two and one-half years of continued medical, dental and long-term disability coverage; (iv) vesting of benefits under equity compensation plans; (v) an amount equal to a pro-rata portion of the short-term award for the year in which termination occurs and a pro-rata portion of long-term awards for each then open cycle at target; (vi) an amount equal to two and one-half years of additional contributions the Company would have contributed to the Company’s Savings and Investment Plan and/or the Excess Investment Plan; (vii) outplacement services; and (viii) a “gross-up” payment from the Company to cover any excise tax liability they may incur as a result of payments or benefits contingent on a change of control and any income tax liability they may incur as a result of the “gross-up” payment.
Executive Severance Plan
      Effective January 1, 2005, the Compensation Committee approved the Executive Severance Allowance Plan. The Executive Severance Allowance Plan is for all Company officers at the level of senior vice president or higher (including Messrs. Geraci, Haylon, Polkinghorn, and Wehr), other than the Company’s chief executive officer, and for any other employee the chief executive officer determines to be integral to the formulation or execution of the Company’s business strategy. If such officer or employee is involuntarily terminated, subject to certain exceptions, he or she would be entitled to (i) a payment equal to the executive’s base salary, paid in the form of a lump sum payment or installments, in each case commencing as soon as practicable following separation from service; and (ii) a pro-rata portion of the annual incentive awards he or she earned for the fiscal year in which he or she separated from service. All payments due under the plan are to be paid no later than March 15th of the calendar year following separation from service, except for any payments that are required to be paid at a later date pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. Payment of any award earned is conditioned on a number of factors, including the signing of an agreement containing certain covenants and a release of claims against the Company.
Deferred Compensation Plan
      Certain employees of the Company, including the named executive officers, can elect to defer a portion of their base pay and up to 100 percent of their annual incentive awards under the Company’s Deferred Compensation and Excess Investment Plan (the “non-qualified deferred compensation plan”). Base pay deferrals commence when year-to-date base pay exceeds the IRS limitation on qualified plan compensation ($220,000 for 2006). With respect to base pay deferrals only, the Company makes a corresponding Company match credit using the same formula as provided in the Company’s Savings & Investment Plan (“401(k) plan”). This formula results in a match equal to 100 percent on the first 3 percent deferred, plus 50 percent on the next 2 percent deferred, for a maximum Company match of 4 percent of base pay between the non-qualified deferred compensation plan and the 401(k) plan.
      The non-qualified deferred compensation plan provides participants with a choice of mutual fund offerings similar to those funds made available to the Company’s employees under the 401(k) plan. Participants can modify their investment elections at any time under the plan. Deferrals are credited to the funds selected by the participants and based on the market price for such funds on the date such compensation would otherwise have been paid. Account balances under the plan, reflecting cumulative appreciation/depreciation and interest credits (depending on the investment fund(s) chosen by the participant) are paid to participants, based on their election made at the time of deferral, in lump sum or annual installments following the termination of services with the Company. All balances credited under this plan are unfunded general obligations of the Company, for which the Company, at its discretion, may hedge in full or in part by making contributions to a trust. The Company currently hedges 100 percent of this obligation by making investments in the same funds and in the same amounts as participants have elected.

PERFORMANCE GRAPHS
      The following graph compares the cumulative total return on the Common Stock with the cumulative total returns of the Standard & Poor’s 500 Stock Index and a peer group index selected by the Company (the “Peer Group Index”) for the period June 25, 2001 through December 31, 2005.
      The indices assume that $100 was invested on June 25, 2001 (the date of the Company’s initial public offering) in the Common Stock, the Standard & Poor’s 500 Stock Index and the common stock of the Peer Group Index members, with dividends being reinvested. The Peer Group Index members are AmerUs Group Co., Franklin Resources, Inc., Janus Capital Group, Inc. (formerly Stilwell Financial Inc.), Jefferson-Pilot Corporation, Lincoln National Corporation, MetLife, Inc., Nationwide Financial Services, Inc., Principal Financial Group, Inc. (beginning with its initial public offering date of November 22, 2001), Prudential Financial, Inc. (beginning as of its initial public offering date of December 12, 2001), T. Rowe Price Group, Inc., and Waddell & Reed Financial, Inc. The Peer Group Index is capitalization-weighted.
      The following graph compares the same cumulative total returns assuming an investment of $100 on December 31, 2002. This date represents the beginning of the tenure of the Company’s current chief executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our Common Stock. Based on our records and on information provided by our directors and our executive officers, we believe that during the fiscal year ending December 31, 2005, all of our directors and executive officers timely met such filing requirements. Based on filings made with the SEC, we believe that at no time during the fiscal year ending December 31, 2005, did we have any greater-than-10 percent beneficial owners.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      On November 3, 2005, the Audit Committee, subject to ratification by the shareholders, appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit and report on the Company’s consolidated financial statements for the fiscal year ending December 31, 2006. We have been advised that representatives of PwC will attend the Annual Meeting. They will have the opportunity to make a statement and to respond to questions from shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
Fees Incurred for Services Performed by PwC
      Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to each fiscal year, the Audit Committee receives a written report from PwC describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. The Audit Committee may approve the scope and fees not only for the proposed audit, but also for various recurring audit-related services. For services of its independent registered public accounting firm that are neither audit-related nor recurring, a Company vice president may submit in writing a request to the Company’s internal auditor, accompanied by approval of the Company’s chief financial officer or chief accounting officer. The Audit Committee may pre-approve the requested service as long as it is not a prohibited non-audit service and the performance of such service would be consistent with all applicable rules on auditor independence. The Audit Committee may also delegate pre-approval authority to one or more of its members.
      All services performed for us by PwC in 2005 were pre-approved by the Audit Committee pursuant to the policy described above.
      The services performed by PwC in 2005 and 2004 are described below. PwC does not provide any services to us prohibited under applicable laws and regulations. To the extent PwC provides us with consulting services, those services are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with PwC’s independence. The independence of PwC is also considered annually by our Board.

	2005	2004

	($ in 000s)

Audit Fees (1)	$3,642	$3,851

Audit-Related Fees (2)	230	264

Tax Fees (3)	54	148

All Other Fees (4)	3	313

Total Fees	$3,929	$4,576

(1)	Amounts represent fees for the annual audits of the financial statements and internal controls of the Company, reviews of the Company’s financial statements for interim periods, audits of statutory and other regulatory filings and audits of our internal control over financial reporting. In addition, these amounts include fees for consents and other assistance related to documents filed with the SEC. The 2005 audit fees include $175,700 related to 2004.
(2)	Amounts represent fees for employee benefit plans audits and performance of agreed-upon procedures for regulatory purposes.
(3)	Amounts represent fees for tax compliance services and expatriate tax services in 2004 and 2005; and in 2004 consultations on tax matters and provision of executive tax services.
(4)	In 2004, amounts represent fees for assistance to management concerning regulatory filing requirements and fees related to an information technology project plan risk assessment.
      As reflected in the table above, the Company incurred fees of $3,929,000 and $4,576,000 in 2005 and 2004, respectively, for services performed by PwC. Of these sums, $3,872,000 in 2005 and $4,115,000 in 2004 were for audit and audit-related services.

OTHER MATTERS
      The Company is not aware of any matters, other than those referred to in this proxy statement, which will be presented at the Annual Meeting. If any other appropriate business is properly presented at the Annual Meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment in the interests of the Company.

Exhibit A
THE PHOENIX COMPANIES, INC.
BOARD OF DIRECTORS CATEGORICAL INDEPENDENCE STANDARDS
(as adopted on February 5, 2004)
The Board of Directors has adopted a resolution determining that the following categories of relationships are immaterial for purposes of determining whether a director is “independent” for purposes of the listing standards adopted by the New York Stock Exchange (“NYSE”). If a particular relationship does not fall within any of the following categories the Board will review the relationship in light of the individual circumstances of the director.

1.	Investment relationships with the Company

The director and any family member may own equity or other securities of the Company or any of its subsidiaries (collectively, the “Company”).

2.	Other business relationships with the Company

The director and any family member may purchase or receive wealth management, investment management, insurance or other products and services from the Company unless the terms thereof are more favorable to the director or an immediate family member (within the meaning of the NYSE listing standards) than those prevailing at the time for comparable products or services provided to or received by other persons without such a relationship. Products and services provided to directors as part of their compensation for or in connection with their fulfillment of their duties and responsibilities as directors are also permitted.

3.	Employment and compensation relationships with the Company

The director and any family member may only have an employment relationship with the Company or receive compensation from the Company to the limited extent permitted by the NYSE listing standards.

The director and any family member may only have an employment relationship or affiliation with a present or former auditor of the Company or with an entity that has or had an executive officer of the Company serving on its Compensation Committee to the limited extent permitted by the NYSE listing standards.

4.	Relationships with other business entities

The director and any family member may have relationships with a business entity only if either: (1) the director’s relationship to the business entity is immaterial, or (2) the Company’s relationship to the business entity is immaterial.

-	For purposes of clause (1), a director’s relationship to a business entity is material if the director or an immediate family member is an employee, owner of more than 5 percent of the equity or voting interests in that entity, the holder of debt representing more than 5 percent of consolidated assets of the entity, or a general partner of the entity.

-	For purposes of clause (2), the Company’s relationship to a business entity is material if any of the following apply:

1.	The entity is a party to a relationship or transaction with the Company that: (a) is not on substantially the same terms as those prevailing at the time for comparable transactions by the Company with other entities not having such a relationship with the director or his or her family member, or (b) if terminated in the ordinary course of business, could reasonably be expected to have a material adverse effect on the business entity.

2.	The entity made payments to, or received payments from, the Company for property or services in an amount that, in any single fiscal year during the last three years, exceeded the greater of $1 million, or 2 percent of the entity’s consolidated gross revenues.

A-1

5.	Relationships with not-for-profit entities

The director and any family member may have relationships with a not-for-profit entity only if either: (1) the director’s relationship to the not-for-profit entity is immaterial, or (2) the Company’s relationship to the not-for-profit entity is immaterial.

-	For purposes of clause (1), a director’s relationship to a not-for-profit entity is material if the director or an immediate family member is a director or executive officer of the not-for-profit entity.

-	For purposes of clause (2), the Company’s relationship to a not-for-profit entity is material if the Company makes contributions in an amount that, in any single fiscal year during the last three years, exceeds the greater of $1 million, or 2 percent of the not-for-profit entity’s consolidated gross revenues.

A-2

Information Lines:
      If you have questions about this proxy statement or the Annual Meeting, please call Phoenix Investor Relations at 860.403.7100.
      If you have other questions related to your shares or status as a shareholder, please call Phoenix Shareholder Services toll-free at 800.524.4458.
Written Correspondence:
      You may write to Phoenix Shareholder Services at the following address:

The Bank of New York
Investor Services Department
P.O. Box 11258
New York, NY 10286-1258
Electronic Delivery:
      If you received this proxy statement in hard copy, you may obtain electronic delivery of future annual meeting materials by logging onto the Web site www.giveconsent.com/pnx and following the instructions. Electronic delivery saves the Company a significant portion of the costs associated with printing and mailing its annual meeting materials. The Company also believes that shareholders will find this service convenient and useful. By providing the appropriate information when you vote by proxy via the Internet, you can consent to receive future proxy materials and/or annual reports electronically. If you consent and the Company elects to deliver future proxy materials and/or annual reports to you electronically, then the Company will send you a notice by electronic mail explaining how to access these materials, but will not send you paper copies of these materials unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to receive them electronically. If you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report. Your consent will be effective until you revoke it by terminating your registration at the Web site www.giveconsent.com/pnx. If you hold your shares in street name, please contact your bank or broker to learn how to get electronic delivery.
(All URLs referred to in this proxy statement are intended to be inactive textual references only. They are not intended to be active hyperlinks to any Web site. The information on any Web site which might be accessible through a hyperlink resulting from this or any other URL referenced in this proxy statement is not intended to be part of this proxy statement and is not incorporated herein by reference.)
The Phoenix Companies, Inc.
One American Row, P.O. Box 5056
Hartford, Connecticut 06102-5056 U.S.A.
Web site: www.phoenixwealthmanagement.com

The Phoenix Companies, Inc.
Notice of Annual Meeting of Shareholders — April 27, 2006
The Annual Meeting of Shareholders will be held on Thursday, April 27, 2006 at 10:00 a.m. at The Phoenix Companies, Inc., One American Row, Hartford, CT 06102. Only shareholders of record at the close of business on February 28, 2006 will be entitled to vote at the meeting.

By Order of the Board of Directors

John H. Beers, Secretary
Your vote is important. Please vote immediately by completing, detaching and returning the proxy card below or vote:

BY INTERNET	BY TELEPHONE

log on to	(toll-free)

https://www.proxyvotenow.com/pnx	1-866-287-9713

If you vote over the Internet or by telephone, please do not mail your proxy card.

☐	▼ DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ▼

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.	☒ Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR ALL the listed nominees in Proposal 1 and FOR Proposal 2.
1. Election of Directors

FOR ALL nominees listed below	☐	FOR ALL EXCEPT as noted below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐

Nominees:	01 Peter C. Browning, 02 Sanford Cloud Jr., 03 Gordon J. Davis, Esq., 04 Jerry J. Jasinowski
INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark the second box above and write their name(s) on the line provided below.

EXCEPTIONS:

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm	☐	☐	☐

		If you plan to attend the Annual Meeting, please mark this box		☐

		If an address change has been noted on the reverse side of this card, please mark this box		☐

		If comments have been noted on the reverse side of this card, please mark this box		☐

S C A N  L I N E
Please sign this proxy exactly as your name appears above. When shares are held by joint tenants, both should sign. When signing as the shareholder’s attorney, administrator, trustee or guardian please give full title as such. Please see reverse side.

Date	Shareholder sign here	Co-Owner sign here

ADMISSION TICKET
The Phoenix Companies, Inc.
2006 Annual Meeting of Shareholders
Thursday, April 27, 2006
10:00 a.m. at
One American Row
Hartford, CT
Please retain this portion of the Proxy Card if you wish to
attend the Annual Meeting of Shareholders in person.
You must present this portion of the Proxy Card at the door for admission.
Seating will be on a first-come, first-serve basis
and you may be asked to present valid picture identification before being admitted. Cameras, recording equipment and other electronic devices will not be permitted at the meeting.
ADMISSION TICKET
▼ FOLD AND DETACH HERE ▼

P R O X Y	THE PHOENIX COMPANIES, INC.
Proxy for Annual Meeting of Shareholders on April 27, 2006
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints John H. Beers and Tracy L. Rich, or either of them, each with full powers of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of The Phoenix Companies, Inc. to be held on April 27, 2006 at 10:00 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote, on the items set forth on the reverse side, the number of shares the undersigned would be entitled to vote if personally present.
If shares of The Phoenix Companies, Inc. common stock are issued to or held for the account of the undersigned under any employee plan and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of The Phoenix Companies, Inc. common stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment or postponement thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE,THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL #2.THIS PROXY WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS (OR, IN THE CASE OF A VOTING PLAN, WILL BE VOTED IN THE DISCRETION OF THE PLAN TRUSTEE OR ADMINISTRATOR) AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THROUGH THE INTERNET.
(Continued and to be signed, on reverse side)

Address Change/Comments

THE PHOENIX COMPANIES, INC.
P.O. BOX 11029
NEW YORK, N.Y. 10203-0029